   As filed with the Securities and Exchange Commission on January 25, 2001
                                        Registration Statement No.333-63289

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                    AMENDMENT NO. 7 TO FORM S-3 ON FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                RICH COAST, INC.
                                ----------------
                 (Name of small business issuer in its charter)

            Nevada                            4953                     91-1835978
------------------------------    ----------------------------     -------------------
(State or jurisdiction of         (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)     Classification Code Number)     Identification No.)


     6011 Wyoming Avenue                                                   Robert W. Truxell
  Dearborn, Michigan 48126                                                6011 Wyoming Avenue
      (313) 582 -8866                                                 Dearborn, Michigan 48126
   (Address and telephone number of                                        (313) 582-8866
principal executive offices and address of                        (Name, address and telephone number of
    principal place of business)                                           agent for service)

                                        With a Copy to:

                                   Theresa M. Mehringer, Esq.
                                        Perkins Coie LLP
                                 1899 Wynkoop Street, Suite 700
                                     Denver, Colorado 80202
                                         (303) 291-2300

               Approximate date of proposed sale to the public:
As soon as practicable following the date on which the Registration Statement becomes effective.

   If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

---------------------------------------------------------------------------------------------------------------
CALCULATION OF REGISTRATION FEE
===============================================================================================================
Title of each             Amount to         Proposed maximum        Proposed maximum         Amount of
class of               be registered        offering price per      aggregate offering       registration
securities to be                               share/(2)/              price/(2)/              fee/(2)/
registered/(1)/

---------------------------------------------------------------------------------------------------------------
Common Stock               2,531,438                  $0.78125              $1,977,686               $522
issuable upon               Shares /(3)/
conversion of
debentures
---------------------------------------------------------------------------------------------------------------
Common Stock               3,275,500                  $0.78125              $2,558,984               $675
                            Shares
---------------------------------------------------------------------------------------------------------------
Total                5,806,938 Shares/(4)/            $0.78125              $4,536,670             $1,197
---------------------------------------------------------------------------------------------------------------

     _____________________

     (1) For a description of the various securities referred to herein and the transactions in which they were issued, See "Description of Securities - Securities Registered Hereby."

     (2) Proposed maximum offering price and registration fee is based on the average of the bid and asked prices as reported by NASDAQ on September 9, 1998 (a date within five business days prior to the initial filing hereof). $1,786 of the registration fee was paid as a part of the registrant's initial filing and amendment No. 3.

     (3) Includes the registration for resale of shares of Common Stock issuable upon conversion of some of the $1,275,500 principal amount outstanding on January 18, 2001 of 8% Convertible Debentures (the "Debentures"). On January 19, 2001 the Debenture holder (Trans National Holding Ltd.) filed a notice of conversion with the Company for $1,000,000 principal amount of Debentures, but the 21,331,058 shares of Common Stock into which the principal was converted have not yet been issued by the Company. Estimated solely for purposes of calculating the registration fee in connection with this Registration Statement and assumes that all of the Debentures are converted into shares of Common Stock based on a price of $0.76875 per share of Common Stock (the average closing bid price of the Common Stock for the five trading days ending on August 27, 1998) and using a discount rate of 25%.

     (4) All shares offered pursuant to this Registration Statement relate only to resales by Selling Shareholders.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Subject to Completion - Preliminary Prospectus dated ___________________

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                RICH COAST INC.

5,806,938 Shares of Common Stock to be issued to and offered by Selling Shareholders

     An aggregate of 5,806,938 shares (the "Shares") of $.001 par value Common Stock (the "Common Stock") of Rich Coast Inc. ("Rich Coast" or the "Company") may be offered by certain shareholders (the "Selling Shareholders") from time to time in the public market. The shares of Common Stock offered hereby include the resale of 2,531,438 shares of Common Stock issuable upon conversion of the $1,275,500 in principal amount outstanding on January 18, 2001 of 8% Convertible Debentures (the "Debentures"). These Debentures are convertible into Shares of Common Stock at the conversion price for each Share of Common Stock equal to the lesser of (i) $2.50, or (ii) 75% of the five day average closing bid price of the Common Stock for the five trading days immediately preceding the conversion date of the Debentures. If all $1,275,500 principal amount of Debentures, plus an additional $1,483,686 in accrued interest and penalties, was converted on January 18, 2001, then the aggregate shares issued upon conversion would total 58,856,357 of which the 2,531,438 shares registered hereby would constitute only 4.3%. On January 19, 2001 the Debenture holder (Trans National Holding Ltd.) filed a notice of conversion with the Company for $1,000,000 principal amount of Debentures, but the 21,331,058 shares of common stock into which the principal was converted have not yet been issued by the Company.

     All proceeds received from the sale of the Shares offered by the Selling Shareholders will accrue to the benefit of the Selling Shareholders and not to the Company. 3,275,500 of the Shares which may be offered by the Selling Shareholders are outstanding on the date of this Prospectus, and the remaining 2,531,438 Shares will be issued by the Company after the date of this Prospectus in connection with the January 19, 2001 Notice of Conversion filed by the Debenture holder, who is also a Selling Shareholder under this Prospectus. All of the Shares may be resold in the public market by the Selling Shareholders. Sales of any of these previously restricted Shares into the public market could impact the market adversely so long as this Offering continues. See "Risk Factors."

     The Common Stock is traded on the Over-The-Counter Bulletin Board under the symbol "KRHC.OB." On January 18, 2001, the closing bid price of the Common Stock as reported on the Over-The-Counter Bulletin Board was $0.0625.

  The securities offered hereby are speculative and involve a high degree of risk. See "Risk Factors" on pages three through seven for discussion of certain material risks in connection with the Company which prospective investors should consider prior to purchasing the securities offered hereby.

  The Shares will be offered by the Selling Shareholders through dealers or brokers on the OTC Bulletin Board. The Shares may also be sold in privately negotiated transactions. Sales through dealers or brokers are expected to be made with customary commissions being paid by the Selling Shareholders. Payments to persons assisting the Selling Shareholders with respect to privately negotiated transactions will be negotiated on a transaction-by-transaction basis. The Selling Shareholders have advised the Company that prior to the date of this Prospectus they have made no agreements or arrangements with any underwriters, brokers or dealers regarding the sale of the Shares. See "Plan of Distribution." Any commissions and/or discounts on the sale of Shares offered by the Selling Shareholders will be paid by the Selling Shareholders, and all other expenses related to the filing of the registration statement to which this offering relates are being paid by the Company. Other expenses to be paid by the Company may include the SEC filing fees and costs, printing costs, legal fees and accounting fees.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-----------------------------------------------------------------------------------------------------
                                                                                      Proceeds to
                          Price Per         Total Number      Aggregate Offering        Selling
                            Share            of  Shares              Price            Shareholder
                            -----            ----------              -----            -----------
-----------------------------------------------------------------------------------------------------
Shares to be
 Outstanding
Offered by Selling      $0.0625/(2)/       5,806,938/(3)/           $362,934            $362,934
Shareholders/(1)/
-----------------------------------------------------------------------------------------------------

/(1)/ These Shares will be offered by the Selling Shareholders. Some shares are currently held by Selling Shareholders, and some shares will be held by Selling Shareholders after conversion of Debentures. See "Description of Securities."

/(2)/ The Price per Share represents the closing bid price as reported on the Over-the-Counter Bulletin Board on January 18, 2001. These Shares will be offered from time to time by the Selling Shareholders at market prices. Underwriting discounts or commissions may be paid by the Selling Shareholders. See "Plan of Distribution."

/(3)/ The shares offered hereby include the resale of 3,275,500 shares outstanding and 2,531,438 shares issuable upon conversion of the $1,275,500 principal amount outstanding on January 18, 2001 of 8% Convertible Debentures. On January 19, 2001 the Debenture holder (Trans National Holding Ltd.) filed a notice of conversion with the Company for $1,000,000 principal amount of Debentures, but the 21,331,058 shares of Common Stock into which the principal was converted have not yet been issued by the Company.
  These securities are speculative and involve a high degree of risk and immediate substantial dilution to investors. Potential purchasers should not invest in these securities unless they can afford the risk of losing their entire investment. See "Risk Factors" on page 3 of this prospectus.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                    Prospectus dated ________________, 2001

                               TABLE OF CONTENTS

                                                                                                           Page
                                                                                                           ----
Forward-Looking Statements...............................................................................     1

Prospectus Summary.......................................................................................     1

Risk Factors.............................................................................................     3

Use Of Proceeds..........................................................................................     7

Selling Shareholders.....................................................................................     8

Plan of Distribution.....................................................................................     9

Legal Proceedings........................................................................................    11

Dividend Policy..........................................................................................    11

Management...............................................................................................    11

Security Ownership of Certain Beneficial Owners and Management...........................................    12

Description of Securities................................................................................    15

SEC Position on Indemnification..........................................................................    16

Certain Relationships and Related Transactions...........................................................    17

Description of Business..................................................................................    17

Management's Discussion and Analysis of Financial Condition and Results of Operations....................    20

Description of Property..................................................................................    29

Market for the Registrant's Common Stock and Related Stockholder Matters.................................    30

Executive Compensation...................................................................................    31

Legal Matters............................................................................................    35

Experts..................................................................................................    35

Changes in Accountants...................................................................................    35

Additional Information...................................................................................    36

Index to Consolidated Financial Statements for Rich Coast ...............................................   F-1

                          FORWARD LOOKING STATEMENTS

     Statements made in this Prospectus, including statements contained in information incorporated by reference, that are not historical or current facts are "forward- looking statements." Forward-looking statements, including those regarding the potential revenues from the commercialization of the biological treatment system, the continuing increase in revenues and the business prospects of Rich Coast Inc., are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results of operations and events and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Actual events may differ materially from those projected in any forward looking statement. There are a number of important factors beyond the control of the Company that could cause actual events to differ materially from those anticipated by any forward looking information. In addition to the risks cited above specific to the biological treatment system, these factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital and the inability to obtain funding from third parties, unexpected costs and failure to capitalize upon the access to new clientele. These factors are discussed in this Prospectus under the heading "Risk Factors" and in the "Management's Discussion and Analysis" section.

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus and the documents incorporated by reference herein.

The Company
-----------

     Rich Coast, Inc. is a non-hazardous waste treatment facility specializing in recycling of waste oils. The Company operates equipment and oversees processes at both its facilities and customers' facilities. The equipment and processes separate liquid waste streams and pumpable waste streams containing a mixture of liquids and solids. Some of the resulting streams are recyclable into greases and oils that can be sold. The Company's executive offices are located at 6011 Wyoming Avenue Dearborn, Michigan 48126, telephone (313) 582-8866.

The Offering
------------

     Pursuant to this Prospectus, the Selling Shareholders may from time to time offer all or any portion of an aggregate of 5,806,938 Shares of Common Stock on the OTC Bulletin Board through underwriters, dealers or brokers or in independently negotiated transactions. This amount includes 2,531,438 shares to be issued upon conversion of the $1,275,500 principal amount outstanding on January 18, 2001 of 8% Convertible Debentures. See "Selling Shareholders" and "Plan of Distribution." The Company will not receive any proceeds from the sale of Shares offered by the Selling Shareholders. As of the date of this Prospectus, only 3,275,500 of the Shares registered for public sale are outstanding. On

January 19, 2001 the Debenture holder (Trans National Holding Ltd.) filed a notice of conversion with the Company for $1,000,000 principal amount of Debentures, but the 21,331,058 shares of Common Stock into which the principal was converted] have not yet been issued by the Company. See "Description of Securities."


     After the issuance of 21,331,058 shares due to the Conversion Notice received by the Company on January 19, 2001, there will be approximately 33,270,947 shares of Common Stock outstanding. The Company's Common Stock is traded on the OTC-Bulletin Board under the symbol "KRHC.OB."

Risk Factors
------------


     The securities offered are speculative and involve a high degree of risk. Factors which may affect the Company's business and the securities offered hereby include uncertain financial condition, lack of profitability, possible need for additional capital, dependence on management, substantial debt and the likely adverse effect of this Offering on the market price of the Company's Common Stock. See "Risk Factors."

    Use of Proceeds
-----------------------

     The Company will not receive any proceeds from sales of Shares by the Selling Shareholders.

                                 RISK FACTORS

     The securities offered in this prospectus are highly speculative and involve a high degree of risk, including among other items the risk factors described below. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in the shares.

              Risk Factors Related to the Business of the Company
              ---------------------------------------------------

Due to Rich Coast's history of operating losses, its auditors are uncertain that Rich Coast will be able to continue as a going concern.


     The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. During the fiscal years ended April 30, 2000 and 1999, the Company suffered net losses of approximately $1,909,000 and $2,572,000, respectively. During the six months ended October 31, 2000 and 1999, the Company suffered net losses of $1,882,385 and $864,435, respectively. At April 30, 2000 there was a stockholders' deficit and a working capital deficit of approximately $1,945,000 and $4,665,000, respectively. At October 31, 2000 there was a stockholders' deficit and a working capital deficit of $3,461,828 and $5,803,261, respectively. The independent auditors' reports issued in conjunction with the consolidated financial statements for the year ended April 30, 2000 contains an explanatory paragraph indicating that the foregoing matters raise substantial doubt about the Company's ability to continue as a going concern.

     There is no assurance that the Company can generate net income, increase revenues or successfully expand its operation in the future. The Company will not realize any proceeds from sales of shares by Selling Shareholders under this prospectus.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a description of management's plans in regard to this issue. The financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unsuccessful in implementing these plans, or otherwise unable to continue as a going concern.

The loss of current management may make it difficult to operate Rich Coast.


     The Company's prospects for success currently are greatly dependent upon the efforts and active participation of its management team, including its President and Chief Executive Officer, James P. Fagan, and Chairman, Robert Truxell. The Company has employment contracts with Messrs. Truxell and Fagan, both of which expire December 31, 2002. The loss of the services of Messrs. Fagan and Truxell could be expected to have an adverse effect on the Company. The Company does not maintain key person insurance for Messrs. Truxell and Fagan.

The Company's non-compliance with certain debt covenants could result in a declaration of default under its debt instrument which in turn could severely drain the Company's cash flow.


     At April 30, 2000 and October 31, 2000 the Company had approximately $3,647,000 and $3,456,000 respectively, of debt outstanding under various loans, debentures and other note agreements, plus an additional $1,483,686 in accrued interest and penalties booked in October 2000 on the Debentures. Included in the outstanding debt is $2,000,000 due under the Company's 10% Senior Secured Note due July 10, 2004 (the "10% Senior Note"), and $1,275,500 outstanding on the Debentures. In September 2000 the Company entered into a modification agreement with the holder of the 10% Senior Note. The agreement provides for interest plus $5,000 principal payments per month until May 2001, and thereafter equal monthly payments of principal and interest over a four year period. In December 2000 the Debentures were sold to Trans National Holding, Ltd. ("TNH"). The Company and TNH entered into an Amendment to the Debentures whereby TNH has agreed not to take any action with respect to declaring the Debentures to be in default through December 2001. In exchange, the Company lifted the limitation in the Debentures which prohibited TNH from owning more than 4.9% of the Company. The Company believes the only argument that can currently be made for default on the Debentures is its failure to have this registration statement effective. However, because the threat of default on these Debentures may have a severe financial impact on the Company, including potentially causing a default under the 10% Senior Note and therefore potentially forcing the Company into bankruptcy, management felt the amendment to the Debentures was in the best interests of the Company.


     The Company's debt could have important consequences to the holders of Common Stock by restricting the Company's ability to obtain additional financing for working capital, acquisitions or other purposes in the future. In the past the Company has failed to make scheduled payments under the 10% Senior Note, although the Company now is current in its payments under the modification agreement with the holder of the 10% Senior Note. The Company currently is not in compliance with two covenants from the loan agreement covering the 10% Note. One covenant requires that the Company maintain a consolidated net worth of $1,000,000. As of October 31, 2000 the Company had a negative net worth of $(3,461,828). The second covenant under which the Company is not in compliance requires that the Company pay all taxes as they become due. The Company currently has a past due tax obligation for real and personal property taxes totaling approximately $150,000 and owed to Wayne County and/or the City of Dearborn, Michigan. The failure to make payments under the modification agreement, the non-compliance with these two covenants in the loan agreement and the failure to have this registration statement effective could constitute defaults under its debt obligations. The Company's ability to meet the requirements of the covenants of the 10% Senior Note and the Debentures (both as amended), and make scheduled payments of principal or interest on, or to refinance, the Company's debt will depend on future operating performance and cash flow, which are subject to prevailing economic conditions and financial, competitive and other factors beyond its control.

     The obligations of the Company under the loan agreement for the 10% Senior Note are secured by a pledge of substantially all of the assets of the Company and its subsidiaries. If the Company becomes insolvent or is liquidated, or if payment under the loan agreement is accelerated, the investor would be entitled to exercise remedies available to secured creditors under applicable law and pursuant to the loan agreement. Accordingly, the holder of the 10% Senior Note will have a prior claim on the assets of the Company and its subsidiaries. TNH (as holder of the Debentures) also has a security interest (junior to the holder of the 10% Senior Note) in substantially all of the assets of the Company and its subsidiaries. Foreclosure on the assets pledged to secure repayment of debt could reduce the Company's assets to a level at which assets would not be sufficient to make any distribution to shareholders in the event of liquidation.


Rich Coast has numerous outstanding options, warrants and convertible debentures which may adversely affect the price of Rich Coast's common stock.


     The Company has reserved 3,750,000 shares for issuance upon exercise of outstanding options under plans and warrants, and 58,856,357 shares for issuance upon conversion of the principal, interest and penalties under the Debentures, and has registered 2,531,438 shares for public sale by the holders. Shares are issuable upon exercise of warrants and options at prices as low as $0.125 per Share. On January 19, 2001 the Debenture holder (Trans National Holding Ltd.) filed a notice of conversion with the Company for $1,000,000 principal amount of Debentures, but the 21,331,058 shares of Common Stock into which the principal was converted have not yet been issued by the Company. There is no floor on the conversion price of the Debentures since the conversion price will be 75% of the average bid price of the Company's Common Stock for the five trading days immediately preceding the conversion. Any sale into the public market of Shares purchased privately at prices below the current market price could be expected to have a depressive effect on the market price of the Company's Common Stock. See "Description of Securities."

Change in Control - Issuance of Additional Shares Upon Conversion of Debentures if Market Price Declines/Dilution.


     The Company had a negative net tangible book value of $3,478,091 or ($0.29) per share of the Company's Common Stock on October 31, 2000. Net tangible book value per share is determined by dividing the tangible net worth of the Company (tangible assets less total liabilities) by the total number of outstanding shares of Common Stock. As the market price of the shares of Common Stock declines, more shares will be issued upon conversion since the conversion price is equal to the lesser of (i) $2.50, or (ii) 75% of the five day average closing bid price of the Common Stock for the five trading days immediately preceding the conversion date of the Debentures. If all $1,275,500 principal amount of Debentures, plus an additional $1,483,686 in accrued interest and penalties, was converted on January 18, 2001, when 75% of the five day average closing bid price was $0.04688 per share, then the aggregate shares issued upon conversion would total 58,856,357, of which the 2,531,438 shares registered hereby would constitute only 4.3%. On January 19, 2001 TNH filed a notice of conversion with the Company for $1,000,000 principal amount of Debentures, but the 21,331,058 shares of Common Stock into which the principal was converted have not yet been issued by the Company. Since the conversion price of the Debentures is currently in excess of the net tangible book value per share of the Company's Common Stock, such conversion would not be dilutive to existing shareholders. However, in the event that the Company's net tangible book value per share exceeds the conversion price of the Debentures on the date of any future conversion, such conversion would have a dilutive effect.

Rich Coast does not expect to pay dividends.

     The Company has not paid dividends since inception on its common stock, and it does not contemplate paying dividends in the foreseeable future on its common stock in order to use all of its earnings, if any, to finance expansion of its operations.

Lack of trading market may make it difficult to sell Rich Coast's common stock.

     The only trading in Rich Coast's common stock is conducted on the OTC Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the common stock. In addition, the Company's common stock is defined as a "penny stock" by rules adopted by the Commission. In such event, brokers and dealers effecting transactions in the common stock with or for the account of a customer must obtain the written consent of a customer prior to purchasing the common stock, must obtain certain information from the customer and must provide certain disclosures to such customer. These requirements may have the effect of reducing the level of trading in the secondary market, if any, of the common stock and reducing the liquidity of the common stock.

The stock price can be extremely volatile.

     The Company's common stock is traded on the OTC Bulletin Board. There can be no assurance that an active public market will continue for the common stock, or that the market price for the common stock will not decline below its current price. Such price may be influenced by many factors, including, but not limited to, investor perception of the Company and its industry and general economic and market conditions. The trading price of the common stock could be subject to wide fluctuations in response to announcements of business developments by the Company or its competitors, quarterly variations in operating results, and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of the common stock.

Issuance of preferred stock may adversely affect the price of Rich Coast's common stock.

     Rich Coast is authorized to issue 10,000,000 shares of preferred stock. The preferred stock may be issued in series from time to time with such designations, rights, preferences and limitations as the board of directors of Rich Coast may determine by resolution. The directors of Rich Coast have no current intention to issue preferred stock. However, the potential exists that preferred stock might be issued which would grant dividend preferences and liquidation preferences over the common stock, diminishing the value of the common stock.

Rich Coast's quotations for on-site business do not result in signed contracts.

     When brokers, trucking companies and small manufacturing concerns have non-hazardous wastes to dispose of, samples of the waste are delivered to Rich Coast and quotations are provided by Rich Coast. If Rich Coast's bid is accepted, the customer simply calls in to schedule deliveries. Rich Coast is at some risk without a signed contract and, therefore, must insure that customers with delinquent payables are put on cash on delivery basis before their indebtedness builds to a problem level.

Most of the business conducted by Rich Coast is based on oral agreements.

     Most of the waste treatment business conducted by the Company is based on oral agreements for the price of each load, rather than written contracts. These oral agreements are more difficult to enforce than written contracts.


                                USE OF PROCEEDS

     The Company will not receive any proceeds from sales of Shares by the Selling Shareholders.

                             SELLING SHAREHOLDERS

     The following table sets forth information known to the Company regarding the beneficial ownership of Shares of the Company's Common Stock as adjusted to reflect the sale of the shares offered hereby by each Selling Shareholder. The information set forth below is based upon information concerning beneficial ownership provided to the Company by each Selling Shareholder. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

                           Number of Shares               Number of
                            Owned Prior to                 Shares                Number of Shares Owned
         Name                 Offering/1/             Offered Hereby/1/           After Offering/1/
--------------------          -------------           ------------------         ----------------------
Trans National Holding,
Ltd./2/                     58,856,357/2/              2,531,438/2/                  56,324,919/3/
Frippoma S.A./4/             2,525,500                 2,525,500                          0
S.B. Fletcher Consulting,      300,000                   300,000                          0
 Inc./5/
Strauss Holding Limited/6/     450,000                   450,000                          0


_________________
(1) Beneficial ownership is calculated in accordance with Rule 13d-3 (d) of the Securities Exchange Act of 1934, as amended. Under Rule 13d-3 (d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person of the class, but not deemed outstanding for the purpose of calculating the percentage owned of the class by any other person. Assumes that all Shares registered hereunder are sold by the Selling Shareholders.
(2) Controlled by Desteco S.A., a financial and fiduciary company organized under the laws of Switzerland. Ms. Loretta Bianchi is the controlling person of Desteco S.A.
(3) The number of shares of Common Stock indicated to be issuable in connection with conversion of the Debentures and offered for resale hereby is an estimate determined in accordance with a formula based on the market prices of the Common Stock, as described in this Prospectus, and is subject to adjustment and could be materially less or more than such estimated amount depending upon the market price of the Common Stock at the time the Debentures are converted. On January 19, 2001 TNH filed a notice of conversion with the Company for $1,000,000 principal amount of Debentures, but the 21,331,058 shares of Common Stock into which the principal was converted have not yet been issued by the Company.
(4) This off-shore entity is controlled by (and beneficially owned by) Paolo Floriani and Floriana Cantarelli, both of Lugano, Switzerland.
(5)  This entity is beneficially owned and controlled by David Karson of New
     York.
(6) This off shore entity is beneficially owned and controlled by Paolo Del Bue of Lugano, Switzerland.


Relationships and Transactions with Certain Selling Shareholders
----------------------------------------------------------------

     S.B. Fletcher Consulting, Inc. acted as a consultant for the Company during 1999 and 2000 and received its 300,000 shares offered hereby as compensation for consulting services. Except as described above, none of the Selling Shareholders has had any position, office or other material relationship with the Company during the past three years.

     In December 2000 the Company and TNH amended the Debentures to: (1) remove the 4.9% limitation on ownership for the Debenture holders; and (2) provide that TNH will not declare the Company in default under the Debentures during 2001.
On January 19, 2001 TNH filed a notice of conversion with the Company for $1,000,000 principal amount of Debentures, but the 21,331,058 shares of Common Stock into which the principal was converted have not yet been issued by the Company.


                             PLAN OF DISTRIBUTION

Sale of Securities by Selling Shareholders
------------------------------------------

     The Selling Shareholders have advised the Company that prior to the date of this Prospectus they have not made any agreements or arrangements with any underwriters, brokers or dealers regarding the resale of the Shares. The Company has been advised by the Selling Shareholders that the Shares may at any time or from time to time be offered for sale either directly by the Selling Shareholders or by their transferees or other successors in interest. Such sales may be made in the over-the-counter market or in privately negotiated transactions.

     The Selling Shareholders have exercised their right to require the Company to register the Shares which the Selling Shareholders purchased from the Company in private transactions. The Selling Shareholders were granted certain registration rights pursuant to which the Company has agreed to maintain a current registration statement to permit public sale of the Shares for a period of at least nine months from the date of this Prospectus or until the Shares have been sold, whichever first occurs. The Company will pay all of the expenses incident to the offering and sale of the Shares to the public by the Selling Shareholders other than commissions and discounts of underwriters, dealers or agents, if any. Expenses to be paid by the Company include legal and accounting fees in connection with the preparation of the Registration Statement of which this Prospectus is a part, legal fees in connection with the qualification of the sale of the Shares under the laws of certain states, registration and filing fees, printing expenses, and other expenses. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

     The Company anticipates that the Selling Shareholders from time to time will offer the Shares through: (i) dealers or agents or in ordinary brokerage transactions; (ii) direct sales to purchasers or sales effected through an agent; (iii) privately negotiated transactions; or (iv) combinations of any such methods. The Shares would be sold at market prices prevailing at the time of sale or at negotiated prices. Dealers and brokers involved in the offer and sale of the Shares may receive compensation in the form of discounts and commissions. Such compensation, which may be in excess of ordinary brokerage commissions, may be paid by the Selling Shareholders and/or the purchasers of Shares for whom such underwriters, dealers or agents may act. The Selling Shareholders and any dealers or agents which participate in the distribution of the Shares may be deemed to be "underwriters" as defined in the 1933 Act and any profit on the sale of the Shares and any discounts, commissions or concessions received by any dealers or agents might be deemed by the NASD to constitute underwriting compensation.

     If the Company is notified by the Selling Shareholders that any material arrangement has been entered into with an underwriter for the sale of Shares, a supplemental prospectus will be filed to disclose such of the following information as the Company believes appropriate: (i) the name of the participating underwriter; (ii) the number of Shares involved; (iii) the price at which such Shares are sold; (iv) the commissions paid or discounts or concessions allowed to such underwriter; and (v) other facts material to the transaction.

     Sales of Shares on the OTC Bulletin Board may be by means of one or more of the following: (i) a block trade in which a broker or dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a dealer as principal and resale by such dealer for its account pursuant to this Prospectus; and (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate.

     The Company is unable to predict the effect which sales of the Shares by the Selling Shareholders might have upon the market price of the Company's Common Stock or the Company's ability to raise further capital. See "Risk Factors."

Private Sale of Common Stock by the Company
-------------------------------------------

     The Company will issue Shares of "restricted" Common Stock to the Selling Shareholders upon their conversion of Debentures which they received from the Company in private transactions. The Company anticipates that Shares issued upon conversion of the Debentures will be sold by the Selling Shareholders as described above.

Indemnification
---------------

     The Company's Articles of Incorporation provide that the Company shall indemnify any officer, employee, agent or director against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or expense), incurred in a proceeding (including any civil, criminal or investigative proceeding) to which the person was a party by reason of such status. Such indemnity may be provided if the person's actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in the Company's best interest with respect to actions taken in the person's official capacity; (iii) were reasonably believed not to be opposed to the Company's best interest with respect to other actions; and (iv) with respect to any criminal action, the director had no reasonable grounds to believe the actions were unlawful. Unless the person is successful upon the merits in such an action, indemnification may generally be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the shareholders that the applicable standard of conduct was met by the director to be indemnified.

     A director, employee, agent, or officer who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party, is entitled to receive indemnification against reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. In addition, a corporation may indemnify or advance expenses to an officer, employee or agent who is not a director to a greater extent than permitted for indemnification of directors, if consistent with law and if provided for by its articles of incorporation, bylaws, resolution of its shareholders or directors or in a contract.

     In connection with this Offering the Company and the Selling Shareholders have agreed to indemnify each other against certain civil liabilities, including liabilities under the 1933 Act. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable.


                               LEGAL PROCEEDINGS

     Neither the Company nor any of its officers and directors is currently a party to any material legal proceeding.

                                DIVIDEND POLICY

     The Company has never declared or paid any dividends or distributions on its Common Stock. The Company anticipates that for the foreseeable future all earnings will be retained for use in the Company's business and no cash dividends will be paid to stockholders. Any payment of cash dividends in the future on the Common Stock will be dependent upon the Company's financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors that the Board of Directors deems relevant.


                                  MANAGEMENT

     Executive officers of the Company are elected by the Board of Directors, and serve for a term of one year and until their successors have been elected and qualified or until their earlier resignation or removal by the Board of Directors, except as otherwise provided in the employment agreements with Messrs. Truxell and Fagan. There are no family relationships among any of the directors and executive officers of the Company.

     The following table sets forth names and ages of all executive officers and directors of the Company:

Name, Age and
Municipality Residence    Office                          Principal Occupation
----------------------    ------                          --------------------

Robert W. Truxell         Chairman of the Board and       Chairman and Chief Executive Officer of
Bloomfield Hills, MI      Director since January 1996;    Integrated Waste Systems, 1992-1995;
Age:     75               Secretary since December        President of Microcel, Inc., 1990-1992;
                          1997; CEO January 1996 to       Vice-President of General Dynamics,
                          January 1997.                   1983-1990

Name, Age and
Municipality Residence    Office                          Principal Occupation
----------------------    ------                          --------------------
James P. Fagan            President and Director since    President and Chief Operating Officer
Dearborn, Michigan        January 1996; Chief             of Waste Reduction Systems 1992-1995;
Age:      49              Executive  Officer since        Vice-President of  The Powers Fagan
                          January 1997                    Group, Inc. 1990-1996

George P. Nassos          Director since August 1997      Director of environmental management
Glenview, IL                                              program and adjunct professor for
Age:     60                                               Stuart School of Business; 1996 -
                                                          present - President - Fiber Energy,
                                                          Inc., an environmental consulting
                                                          company; 1992-1995, Director of Fiber
                                                          Fuels division for Cemtech LP;
                                                          1981-1992 employed by Chemical Waste
                                                          Management, Inc.

Michael M. Grujicich      Chief Financial Officer and     Director Sales Canada - WRS 1993-1996,
Dearborn, MI              Treasurer since August 1996     Director MRPII, General Dynamics Land
Age:     54                                               Systems Division 1983-1993, Divisional
                                                          Controller - Rockwell International
                                                          1981-1983

Michael R. Fugler         Director since December 1999    Self-employed Attorney at Law since
New York, New York                                        1972, with a current practice emphasis
Age:     51                                               in Securities, Corporate Finance and
                                                          International Law; officer and
                                                          shareholder of i-Bankers Securities,
                                                          Inc. from 1996 to present.


                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

     To the knowledge of the Management of the Company the following tables set forth the beneficial ownership of the Company's Common Stock as of January
19, 2001 (when the total number of outstanding shares was 11,939,889, plus an additional 21,331,058 issuable to TNH due to partial Conversion of the Debentures on January 19, 2001) by each Director and each Executive Officer named in the Summary Compensation Table, and by all Directors and Executive Officers as a group.

Name of Beneficial Owner/Name of
 Director/Identity of Group                 Shares Beneficially Owned          Percent of Class
 -------------------------------            -------------------------          ----------------
Robert W. Truxell                                  1,026,462/1/                      3.0%
Chairman/Director

James P. Fagan                                       608,327/2/                      1.8%
President/CEO/Director

George P. Nassos                                     148,513/3/                      0.4%
Director

Michael R. Fugler                                    100,000/4/                      0.3%
Director

Michael Grujicich,                                         0                           0
Treasurer

All directors and executive                        1,883,302/5/                      5.4%
 officers as a group (five
 persons)

-------------
(1) Includes: (i) 345,800 shares held jointly; (ii) currently exercisable options and warrants to purchase 50,000 shares at $0.125 per share; (iii) currently exercisable options to purchase 505,662 shares at $0.125 per share; (iv) currently exercisable options to purchase 125,000 common shares at $0.125 per share. Does not include an option to acquire 12.5% (inclusive of current holdings) of the fully diluted ownership of the Company, exercisable at $0.30 per share, which vests upon the Company attaining six consecutive months with EBITDA in excess of $600,000.

(2) Includes: (i) 77,100 shares held by James P. Fagan; (ii) currently exercisable options and warrants to purchase 70,386 shares at $0.125 per share; (iii) 125,000 shares at $0.125 per share; and (iv) 335,841 shares at $0.125 per share. Does not include an option to acquire 12.5% (inclusive of current holdings) of the fully diluted ownership of the Company, exercisable at $0.30 per share, which vests upon the Company attaining six consecutive months with EBITDA in excess of $600,000.
(3) Includes currently exercisable options to purchase 100,000 shares at $0.125 per share.
(4) Includes currently exercisable options to acquire 100,000 shares at $0.125 per share.
(5)  Includes securities reflected in footnotes 1-4.


     To the knowledge of the Directors and Senior Officers of the Company, as of January 19, 2001, there are no persons and/or companies who or which beneficially own, directly or indirectly, shares carrying more than 5% of the voting rights attached to all outstanding shares of the Company, other than:

       Name and Address of               Amount and Nature of
        Beneficial Owner                 Beneficial Ownership     Percent of Class
       -------------------               -------------------      ----------------
Frippoma S.A.                                2,525,500/1/               7.6%
Via Cattori 3, 6902 Paradiso
Switzerland

Trans National Holding Ltd.                 58,856,357/2/              83.1%
Quantum Suite
Exchange House, 54-58
Athol Street
Douglas
Isle of Man  IM1 1JD

---------
(1) Consists of shares directly owned. This off-shore entity is controlled by (and beneficially owned by) Paolo Floriani and Floriana Cantarelli, both of Lugano, Switzerland.

(2) Assumes all outstanding principal, accrued interest and penalties (totaling $2,759,186) is converted on 1/18/01 at $0.04688, which is 75% of the five day average closing bid price for the five preceding business days. On 1/19/01, TNH filed a notice of conversion with the Company for $1,000,000 principal amount of Debentures, but the 21,331,058 shares of Common Stock into which the principal was converted have yet been issued by the Company.

     All percentages in this section were calculated on the basis of outstanding securities plus securities deemed outstanding pursuant to Rule 13-d-3(d)(1) under the United States Securities Act of 1934.

     Other than: (i) the possible conversion into the Company's Common Stock of the remaining principal plus accrued interest and penalties on the Debentures for total conversion amount of $2,759,186; and (ii) the option held by Messrs. Truxell and Fagan to acquire 12.5% each (inclusive of current holdings) of the fully diluted ownership of the Company (which vests upon the Company attaining six consecutive months with EBITDA in excess of $600,000), there are no arrangements or agreements which could in the future result in a change of control of the Company.


                           DESCRIPTION OF SECURITIES

     The following summary description of the Company's securities is not complete and is qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws.

     The authorized capital stock of the Company consists of 100,000,000 shares of $.001 par value common stock (previously defined as "Common Stock") and 10,000,000 shares of $0.001 par value preferred stock ("Preferred Stock"), which the Company may issue in one or more series as determined by the Board of Directors. As of January 19, 2001 there were 11,939,889 shares of Common
Stock issued and outstanding that are held of record by approximately 2,915 shareholders, plus an additional 21,331,058 shares of Common Stock to be issued as part of the conversion of $1,000,000 principal amount of Debentures on January 19, 2001.

Common Stock

     Each holder of record of shares of the Company's Common Stock is entitled to one vote for each share held on all matters properly submitted to the shareholders for their vote. Cumulative voting in the election of directors is not authorized by the Articles of Incorporation.

     Holders of outstanding shares of Common Stock are entitled to those dividends declared by the Board of Directors out of legally available funds, and, in the event of liquidation, dissolution or winding up of the affairs of the Company, holders are entitled to receive ratably the net assets of the Company available to the shareholders. Holders of outstanding Common Stock have no preemptive, conversion or redemption rights. All of the issued and outstanding shares of Common Stock are, and all unissued shares of Common Stock, when offered and sold will be, duly authorized, validly issued, fully paid and nonassessable. To the extent that additional shares of Common Stock of the Company may be issued in the future, the relative interests of the then existing shareholders may be diluted.

Preferred Stock

     The Company's Board of Directors is authorized to issue from time to time, without shareholder authorization, in one or more designated series, any or all of the authorized but unissued shares of Preferred Stock with such dividend, redemption, conversion and exchange provisions as may be provided by the Board of Directors with regard to such particular series. Any series of Preferred Stock may possess voting, dividend, liquidation and redemption rights superior to those of the Common Stock. The rights of the holders of Common Stock will be subject to and may be adversely affected by the rights of the holders of any Preferred Stock that may be issued in the future. Issuance of a new series of Preferred Stock, or providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or discourage a third party from acquiring the outstanding shares of Common Stock of the Company and make removal of the Board of Directors more difficult. No shares of Preferred Stock are currently issued and outstanding, and the Company has no present plans to issue any shares of Preferred Stock.

Dividends

     See the discussion under the heading "Dividend Policy" above in this prospectus.

Anti-Takeover Provisions

     The Company's Articles of Incorporation and Bylaws (the "Incorporation Documents") contain provisions that may make it more difficult for a third party to acquire, or may discourage acquisition bids for, the Company. The Board of Directors of the Company is authorized, without action of its shareholders, to issue authorized but unissued Common Stock and Preferred Stock. The existence of undesignated Preferred Stock and authorized but unissued Common Stock enables the Company to discourage or to make it more difficult to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise.

                        SEC POSITION ON INDEMNIFICATION

     Pursuant to the provisions of the Nevada General Corporation Law, the Company has adopted provisions in its Articles of Incorporation which provide that directors of the Company shall not be personally liable to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, except for liability for: (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law; or (ii) the payment of distributions in violation of Nevada Revised Statutes 78.300.

     The Company's Articles of Incorporation state that the Company shall indemnify, to the fullest extent permitted by applicable law, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director, officer, employee or agent of the Company or, while serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise. The Company also shall indemnify any person who is serving or has served the Company as director, officer, employee, fiduciary, or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In November 1999 the Company, Robert Truxell and James Fagan entered into an agreement regarding compensation with the holders of the Debentures and Millennium Financial Group, Inc. whereby, among other things, Messrs. Truxell and Fagan agreed to substantially reduced salaries for a period of time and each was granted an option to acquire 12.5% (inclusive of his current holdings) of the fully diluted ownership of the Company, exercisable at $0.30 per share, which vests upon the Company attaining six consecutive months with EBITDA in excess of $600,000. This option was approved by the Company's then Board of Directors in April 1999, and again in November 1999.


                            DESCRIPTION OF BUSINESS

General Development of Business
-------------------------------

     Rich Coast Inc. (the "Company" and/or "Rich Coast") is a non-hazardous waste treatment and disposal facility. Its primary operations have been receiving recyclable liquid waste transported to Rich Coast by trucking companies, and separating the waste into liquid waste streams and pumpable waste streams containing a mixture of liquids and solids. Rich Coast's executive office is located at 6011 Wyoming Avenue, Dearborn, MI. 48126. All of Rich Coast's operations are located in Dearborn, Michigan at 6011 Wyoming Avenue.

     The Company was initially incorporated in the Province of British Columbia and through 1996 operated under the name of Rich Coast Resources Ltd. In February 1997 the Company was reincorporated in Delaware under the name Rich Coast Inc. Effective July 14,1998, the Company reincorporated in the State of Nevada (from Delaware).

     On January 16, 1996, the Company acquired a new plant and processing facility located in Dearborn, Michigan from Mobil Oil Corporation (the "Wyoming Terminal Facility"). This acquisition increased the Company's storage capacity by more than nine million gallons of tank capacity which allows the Company to pursue much larger contracts. The Company also acquired a 17-mile product pipeline from the facility to the Detroit River, which gives the Company access to the St. Lawrence Seaway and the Great Lakes Waterway System. At the time the pipeline was acquired, management expected to be able to use the waterway access to ship and receive products by water vessel and thereby increase the Company's customer base. The Company's original plan was to consider using the Pipeline for the transportation of waste or the transportation of treated waste.
However, the Company has determined that it is currently more efficient to use conventional transportation methods for waste. Therefore, during late 1999, the Company began considering selling or otherwise disposing of the Pipeline. Management has had preliminary discussions with companies and individuals within the telecommunication industries and based on these discussions and analysis, management considers that the Pipeline has an alternative use as a right-of-way for telecommunication cable or similar use. To fund acquisition of both the terminal and pipeline, the Company completed a $2.0 million senior secured debt financing with a private investor. The five-year financing bears interest at 10%, may be prepaid at any time without penalty, and is secured by the Wyoming Terminal Facility. Purchase prices for the terminal and pipeline were $1,579,000 and $296,000 respectively.

     In June 1999, Thornton Donaldson and Geoffrey Hornby resigned as directors of the Company. In December 1999, Michael Fugler was appointed to the Board of Directors.

     Rich Coast operates a 250 gallon per minute waste stream separation system at the Wyoming Avenue terminal facility. This system separates liquid waste streams and pumpable waste streams containing a mixture of liquids and solids. This production system has also been used to demonstrate waste processing to prospective customers. Demonstrations have been highly successful in separation and recovery of wastes discharged by slaughterhouse operations and by the paper/pulp industry. On-customer-site installations have occurred for both industries. Rich Coast revised its business strategy in mid 1999 to concentrate on installation of proprietary Rich Coast waste treatment systems at slaughterhouse and pulp-paper company locations. A production installation has been completed and successfully tested at a cattle slaughterhouse. The production installation test proved that marketable grease could be efficiently recovered using Rich Coast's process equipment. A 100% treatment system operated full-scale in September

2000. The system performed successfully but the customer elected to shut down the system until installation of an auger conveyor, necessary for efficient handling of recovered greases, is completed. Completion of the handling system and resumption of full-scale operations are scheduled for November 2000. Resultant operating savings and recovered waste product revenues from the slaughterhouse operation will be shared with Rich Coast.

     Subsequent and similar installations are planned at two other slaughterhouse locations by calendar year end. Results are expected to be very profitable for both the customer and Rich Coast, but most significant to the future of Rich Coast is that the Company can go worldwide with installations without having to depend on trucking companies and brokers to bring business into the Company's facility.

     A pulp-paper demonstration has also been completed successfully with the result that an engineering contract for a production system at Rock-Tenn's Plant in Otsego, Michigan has been received and fulfilled. A production contract is now being negotiated for the pulp-paper plant.

     Currently, the Company's waste treatment business is generated through "blanket" contracts between the large automotive companies and Tier I suppliers (the largest waste disposal companies). These contracts consisted of pricing to handle a large variety of waste streams. Rich Coast submits pricing for specific waste streams included in the "blanket" contracts. Written contracts are seldom awarded by the Tier I companies to Tier II companies such as Rich Coast. Rather, Rich Coast conducts most of its business under oral contracts.

Ford Road Facility
------------------

     The Company's Ford Road facility, purchased June 2, 1993 and placed in operation on July 9, 1993 was approaching its capacity limits in 1999. After acquisition of Rich Coast's Wyoming Avenue site on January 15, 1996 and facilitation of that site, the Ford Road property was no longer necessary to meet capacity requirements and was offered for sale.

     The Company received its first offer for purchase of its Ford Road facility on October 20, 1998; however, the purchaser was unable to obtain financing. A second offer from a different purchaser, de Monte Fabricators, Ltd., was signed on September 9, 1999 for the same price, $450,000, as the October 1998 offer. The sale closed on August 11, 2000. The carrying value for the Company's Ford Road facility was higher than the accepted sale price and resulted in an impairment loss of $169,739, which was recorded during the quarter ended October 31, 1999. In anticipation of the closing of the sale, all Ford Road operations have been consolidated at the Company's Wyoming Avenue site, and this consolidation will allow savings to be realized in the Company's overhead. Relocation and consolidation of operations has generated increased capability through the installation of two new and larger truck dumping pits.

Wyoming Avenue Site
-------------------

     When the Wyoming Avenue Terminal Facility came on the market, Rich Coast was faced with an unprecedented opportunity but without adequate funding to acquire and facilitate the property. Realizing that to replicate the Wyoming Avenue Terminal facility at a later date would be prohibitively expensive and time consuming, Rich Coast borrowed $2,000,000 and acquired Mobil's 17 acres in the heart of the automobile industry. This acreage included 12 storage tanks, six tanker truck loading and unloading racks which connect to all tanks, a one million gallon per day sewer permit, a supportive community which allows industrial zoning and expansion permits plus the pipeline to the Detroit River which gives Rich Coast the opportunity to service the entire east coast of the United States.

     Liquid waste disposal operations have been transferred from the Company's Ford Road facility to its Wyoming Avenue site. Non-hazardous wastes in the form of sludges, oil wastes, drum and pallet loads, waste waters and leachates are now treated at the Wyoming Avenue site for disposal to the Detroit sewage system, the Browning-Ferris Industries landfill at Arbor Hills, Michigan or as a recycled oil product. Adequate space exists at the Wyoming Avenue site for additional processing equipment to meet capacity demands expected over the next several years.

     Rich Coast's 17 acre Wyoming Avenue site has had 58 borings analyzed by the State of Michigan and has received a "covenant not to be sued" by the State of Michigan. This environmental status is extremely attractive to all major automotive industry suppliers in the area, inasmuch as they avoid liability for any pollution that existed at the time borings were made. Rich Coast has successfully passed customer audits that allow the Company to compete for the oily wastes coming out of the auto industry. The biological treatment system is an excellent complementary system to the waste oil treatment in that the oily water separated during the treatment process can go directly to the biological treatment system and then to the sewer with assurances that even the more stringent discharge regulations now being considered by the EPA can be met.

Rich Coast Inc. Pipeline
------------------------

     The Company's right of way for its 17-mile pipeline was originally acquired in January 1996 with the intention of utilizing it as a means of transporting waste or treated waste. At the time of acquisition the pipeline was cleaned and inspected and found to be in compliance with all relevant regulations. The Company has expended funds in order to maintain this status. During the later part of the year ended April 30, 1999, the Company determined that conventional methods of transporting waste were more cost-effective and that it would be unlikely that the Company would utilize the pipeline to transport waste or treated waste in the near future. In making this decision, the Company considered that the pipeline might need approximately $150,000 of repair costs to ensure it can fully function as a waste pipeline. Therefore, the Company began considering alternative uses and the possible disposition of the pipeline. As one alternative, brokers dealing in "rights-of-way" for cable installations were contacted to explore the pipeline's right- of-way as a source of revenue. Through discussions with the brokers at the time of acquisition, management learned of the pipelines potential for use in the telecommunications industry. Since acquisition, the Company has maintained contact with the brokers and, while no immediate offers to lease the right-of-way have been received, the Company is encouraged that the 17 mile right-of-way has an increasing value. Increased value was encouraged due to (1) increase in demand for cable right-of-way as this area of Detroit is developed, and (2) the availability of the pipeline as a means of transport for waste would not be jeopardized by separate leasing of the right-of-way to cable companies. Furthermore, the Company is experiencing continuing and increasing interest by prospective purchasers of the Wyoming Terminal Facility. The pipeline is of great interest to some of these prospective purchasers. The opinion of management is that the pipeline, combined with the right-of-way for cable installations, has a fair value substantially in excess of its carrying amount.

Research and Development
------------------------

     In the past two fiscal years the Company estimates it has not made any expenditures on Research and Development, but it has made investments in development of waste treatment processes. During the fiscal years ended April 30, 1999 and 2000 the Company expended approximately $92,000 and $87,000, respectively, for development of waste treatment processes. Development work related to separation of various liquid phases and light solids has been done on an air-sparged hydrocyclone system. Separation of phenols, fats, oils, greases and other impurities from water based waste streams has been developed and incorporated in a commercial-size installation at the Wyoming Avenue site.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following information should be read in conjunction with the consolidated financial statements included herein, which were prepared in accordance with generally accepted accounting principles ("GAAP") in the United States.

     The Company entered into a new growth stage when Rich Coast Resources, Ltd., Integrated Waste Systems and the Powers Fagan Group merged with an effective financial start date of October 31, 1995. At that time the main business focus became treatment of non-hazardous wastes. All remaining mining, gas and oil related businesses were disposed of in fiscal year 1997 without any gain or loss to the Company.

     As a result of acquiring the Wyoming Avenue terminal facility from Mobil Oil Corporation, and redomiciling of the Company from British Columbia, Canada to Delaware, U.S.A., the Company reorganized into the parent company, Rich Coast Inc. and four subsidiary corporations identified as:

          Rich Coast Resources, Inc.
          Rich Coast Oil, Inc.
          Waste Reduction Systems, Inc.
          Rich Coast Pipeline, Inc.

     On June 19, 1998, the Company reverse split its Common Stock one-for-four. Effective July 14, 1998 the Company incorporated in the State of Nevada.

     On February 17, 1999, the Company's shares were de-listed from the NASDAQ Small Cap Market. The Company's common stock is now trading on the Over-the-Counter (OTC) Bulletin Board.



Results of Operations
---------------------
For the Fiscal Year Ended April 30, 2000

     Revenues increased $640,296 or 28.2% from $2,267,452 to $2,907,748 for the twelve months ended April 30, 1999 and 2000, respectively. The revenue increase resulted from price increases, new customers and retention of a majority of the business that was diverted from City Environmental, a major competitor in Detroit, Michigan, when that company was temporarily shut down during the months of October, November and December 1999. City Environmental operations resumed in January 2000 without any significant impact on Rich Coast's business. Rich Coast retained about 75% of diverted business. Rich Coast's lower prices and the opportunity for Rich Coast to demonstrate its service capabilities have helped retain this business. Net loss for this latest fiscal year ended April 30, 2000 was $1,909,384 compared to the previous fiscal year loss of $2,572,496. Included in the $1,909,384 loss are depreciation and impairment losses of $729,968 which are non-cash events.

     Cost of sales decreased by $139,365, or 10%, from $1,378,367 to $1,239,002.
The decrease resulted from a reduction in landfill and transportation costs.

     General and administrative expense increased by $223,417, or 10%, from $2,188,888 to $2,412,305. The increase resulted primarily from increased property taxes of approximately $75,000, increased depreciation of approximately $82,000, a lost deposit relating to a renovation contract that was terminated of approximately $88,000, increased repairs and maintenance, utilities and pipeline staking fees of approximately $42,000, and increased bad debt of approximately $22,000; offset by a decrease in legal and accounting fees of approximately $109,000.

     Sales and marketing decreased $256,962, or 57% from $450,059 during the fiscal year ended April 30, 1999 to $193,097 during the fiscal year ended April 30, 2000. This decrease was due to termination of contracts with new business developments.


     Rich Coast's asset values were reviewed throughout the fiscal year ended April 30, 2000 in consideration of management's decision to expand its off-site customer locations for installations of recently developed proprietary processes. The Company will also continue to improve its waste treatment business at its Wyoming Avenue facility. During the year ended April 30, 1999, the Company incurred $50,000 of expense related to the Comer lawsuit and a total impairment loss of $339,889 was recorded during the year. The impairment loss relates to the Company's Ford Road facility and ZPM equipment.


     Asset value was reduced by $169,739 due to Rich Coast's sale of its Ford Road facility for less than its book value. This impairment loss was reported in the second quarter of this fiscal year ended April 30, 2000. In the fourth quarter of this latest fiscal year, the Company also wrote off the special aeration unit purchased from ZPM due to its limited ability to accept even modest variations in waste streams and the system's unacceptably high noise level. The Company realized an impairment loss of $170,150 on this equipment.

     Lawsuit settlement expense increased by $100,000, or 200%, from $50,000 to $150,000. The increase resulted from the settlements of law suits with Mobil Oil Corp., for a cash payment of $100,000, and with Comer Holdings for a cash payment of $50,000 and the issuance of 250,000 shares of common stock, with a market value of $50,000. During the fiscal year ended April 30, 1999, the Company accrued $50,000 of expense related to the Comer lawsuit.

     Interest expense, beneficial conversion feature, decreased by $764,666, or 100%, from $764,666 to $0. The beneficial conversion features related to the 10% convertible promissory notes (converted to common stock during the year ended April 30, 1999) and the 8% convertible debentures ($1,375,500 outstanding principal at April 30, 2000) were fully amortized to interest expense during the year ended April 30, 1999. Other interest expense increased $189,383 or 65% from $293,456 in 1999 to $482,839 in 2000. This increase was primarily due to the interest accrued on the 8% convertible debenture, which was not outstanding for the entire year ended April 30, 1999, and the increase from 8% to 12% on the Company's approximately $76,000 land contract payable.

     During the fiscal year ended April 30, 1999, the Company made various modifications to improve efficiencies in its waste treatment process. The Company recorded a change in its estimated accrued oil and waste treatment cost, resulting in a gain of $285,588.


     Net loss for the fiscal year ended April 30, 2000 was $1,909,384 compared to a net loss of $2,572,496 for the fiscal year ended April 30, 1999, a decrease of $663,112 or 26%. Loss per share decreased $0.25, or 51%, from $0.49 per share for the fiscal year ended April 30, 1999 to $0.24 per share for the same period in 2000. Loss per share was also impacted by an increase in the weighted average number of shares of 2,714,140.


For the Six Months Ended October 31, 2000


     Sales increased $326,025, or 24.7%, from $1,319,020 during the six months ended October 31, 1999 to $1,645,045 during the six months ended October 31, 2000. This increase is a result of retaining the Company's existing customer base in conjunction with adding new business through the efforts of two sales people hired in late 1999.


     Cost of sales increased $61,839, or 10.2%, from $603,891 during the six months ended October 31, 1999 to $665,730 during the six months ended October 31, 2000. This increase directly relates to the increase in sales. Furthermore, cost of sales as a percentage of sales decreased 11.6%, from 45.8% during the six months ended October 31, 1999 to 40.5% during the six months ended October 31, 2000. This decrease is partly due to lower landfill costs.


     General and administrative expenses increased $107,353, or 10.2%, from $1,054,884 during the six months ended October 31, 1999 to $1,162,237 during the six months ended October 31, 2000. This increase is partly due to higher payroll and payroll related expenses.


     Sales and marketing expenses increased $19,433, or 28.4%, from $68,352 during the six months ended October 31, 1999 to $87,785 during the six months ended October 31, 2000. This increase is mostly due to higher travel, meal and entertainment expenses.


     During the six months ended October 31, 1999, the Company recorded $169,739 of impairment of property related to the expected sale of the Ford Road Facility.


     In order to complete the sale of the Ford Road Facility in August 2000, the buyer required the Company to incur additional costs including environmental report costs in excess of amounts originally estimated and certain building repairs required to meet city code requirements. These additional unexpected costs resulted in the Company recording approximately $74,600 of loss on the sale of the Facility during the six months ended October 31, 2000.


     During the six months ended October 31, 1999, the Company incurred $150,000 of lawsuit settlement expense involving Comer Holdings, Ltd. and Mobil Oil Corporation.

     Interest expense increased $1,400,531, or 1025.4%, from $136,589 during the six months ended October 31, 1999 to $1,537,120 during the six months ended October 31, 2000. The increase was primarily due to default interest and penalties in the amount of $1,214,350 accruing on the 8% Debentures.


     Net loss increased $1,017,950, or 117.8%, from $864,435 during the six months ended October 31, 1999 to $1,882,385 during the six months ended October 31, 2000. Net loss per common share increased $0.03, or 21.4%, from $0.14 per share during the six months ended October 31, 1999 to $0.17 per share during the six months ended October 31, 2000. Net loss per common share was impacted by an increase in the weighted average number of common shares of 4,454,173.


     Rich Coast's focus on implementing successful cattle slaughterhouse waste stream clean up and waste recovery systems continues. The Company's first production installation was completed in December 2000 and trial runs have produced savings in excess of estimates incorporated in the Company's first contract which is for five years with a large cattle slaughterhouse company. Full scale production operation will commence February 5, 2001. Contracts for two additional customer sites are being negotiated.


     Rich Coast has also received a contract from a pulp-paper facility at which successful demonstrations have been made. Environmental issues that have delayed contract development are now resolved. Installation completion is scheduled for May 2001.

     The sale of Rich Coast's Ford Road facility closed on August 11, 2000. After payment of property taxes, legal fees, commissions, environmental costs and pay off of its land contract, Rich Coast realized positive cash of $219,236. On the date of closing, Rich Coast's headquarters and all of its operations were transferred to its 17 acre terminal location at 6011 Wyoming Avenue, Dearborn, Michigan 48126.

     Consolidation of all operations at 6011 Wyoming Avenue required renovation of an existing headquarters building at the Wyoming Avenue site. The cost of the renovation during the six months ended October 31, 2000 was approximately $36,000. More significantly, replication and expansion of sludge handling facilities abandoned at the Ford Road site were required. This requirement was met by installation of two larger and more efficient sludge disposal pits costing $96,400. A pre-fabricated building to house the pits was purchased for $78,974 in September 2000 and is scheduled for erection in the spring of 2001. These events represent the only major capital expenditures made by Rich Coast during the six months ended October 31, 2000.

     On December 15, 2000 the 8% Debentures were sold to Trans National Holding, Ltd. ("TNH"). In order to facilitate the sale, the Company agreed to issue warrants to purchase 150,000 shares of its common stock, exercisable at $0.50 per share for five years. The debt evidenced by the 8% Debentures has rapidly increased in conversion value due to accrued interest and penalties. Outstanding principal is now $1,275,500, plus penalties and interest through October 31, 2000 of $1,483,686, for total conversion value of $2,759,186. The Company and TNH negotiated and signed an Amendment to the Debentures in December 2000.
Under the Amendment TNH waives the right to declare the Company in default under the 8% Debentures until December 31, 2001. The Amendment also removes the 4.9% limit on the number of shares TNH can own, thereby allowing TNH to convert into and hold a controlling interest in the Company. On January 19, 2001 TNH filed a notice of conversion with the Company for $1,000,000 principal amount of Debentures, but the 21,331,058 shares of common stock into which the principal was converted have not yet been issued by the Company.

December 2000. Under the Amendment TNH waives the right to declare the Company in default under the 8% Debentures until December 31, 2001. The Amendment also removes the 4.9% limit on the number of shares TNH can own, thereby allowing TNH to convert into and hold a controlling interest in the Company. On January 19, 2001 TNH filed a notice of conversion with the Company for $1,000,000 principal amount of Debentures, but the 21,331,058 shares of common stock into which the principal was converted have not yet been issued by the Company.

Recently Issued Accounting Pronouncements
-----------------------------------------

     SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, is effective for financial statements for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. SFAS No. 133 also addresses the accounting for certain hedging activities. The Company currently does not have any derivative instruments nor is it engaged in hedging activities, thus the Company does not believe implementation of SFAS No. 133 will have a material impact on its financial statement presentation or disclosures.

Liquidity and Capital Resources
-------------------------------

     The Company's financial statements for the year ended April 30, 2000 and for the six months ended October 31, 2000, respectively, have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. For the year ended April 30, 2000, the Company reported a net loss of $1,909,384 and had a stockholders' deficit of $1,945,023. For the six months ended October 31, 2000, the Company reported a net loss of $1,882,385 and had a stockholders' deficit of $3,461,828. At April 30, 2000, current liabilities included $3,646,572 of the Company's debt and the Company had a working capital deficit of $4,665,220. At October 31, 2000, current liabilities included $3,456,046 of the Company's debt and the Company had a working capital deficit of $5,803,261. In September 2000 the Company entered into a modification agreement with the holder of the 10% Senior Note. The agreement provides for interest plus $5,000 principal payments per month until May 2001, and thereafter equal monthly payments of principal and interest over a four year period. The Agreement also provides for the issuance of 900,000 restricted shares to the Holder and its assigns under the loan modification agreement with Red Oak Capital
Partners.

     In December 2000 the Company amended the Debentures to remove the 4.9% limit on ownership in the Company. In exchange, the Debenture holder agreed not to declare the Company in default under the Debentures during 2001. The Debenture holder could argue that the Company is in default (although it has not been declared in default) under the Debentures because this registration statement is not yet effective. On January 19, 2001 TNH filed a notice of conversion with the Company for $1,000,000 principal amount of Debentures, but the 21,331,058 shares of Common Stock into which the principal was converted have not yet been issued by the Company. The Company currently is not in compliance with two covenants from the loan agreement covering the 10% Note.
One covenant requires that the Company maintain a consolidated net worth of $1,000,000. As of October 31, 2000 the Company had a negative net worth of $(3,461,828). The second covenant under which the Company is not in compliance requires that the Company pay all taxes as they become due. The Company currently has a past due tax obligation for real and personal property taxes totaling approximately $150,000 and owed to Wayne County and/or the City of Dearborn, Michigan.

     The Company has also experienced difficulty and uncertainty in meeting its liquidity needs. The Independent Auditors' Report on the Company's financial statements as of and for the year ended April 30, 2000 included a "going concern" explanatory paragraph which means that the Auditors expressed substantial doubt about the Company's ability to continue as a going concern. Management's plans to address these concerns include:

     (a) Waste processing at customers' sites

     Management has developed plans to supplement processing waste treatment at the Company's Dearborn facilities by processing waste directly at customer sites, which management believes may result in increased profit margins. The Company will commence production operation at one customer site in February 2001 and has entered into a contract for another customer site. Two additional contracts are being negotiated.

     (b) Sale of Ford Road facility and consolidation of operating sites

     The Company sold its Ford Road facility for $450,000 in August 2000, which produced a positive cash flow of $219,236 after payment of a $75,525 land contract and certain other obligations. Management consolidated its waste processing operations at its Wyoming Terminal facility and is already experiencing cost efficiencies and savings due to this consolidation.

     (c)     Financing negotiations

     Through October 31, 2000, $825,000 ($225,000 during the six months ended October 31, 2000) of equity financing has been provided in exchange for the issuance of 4,125,000 shares of common stock (1,125,000 shares during the six months ended October 31, 2000). An additional $175,000 is expected in early 2001.

     (d)            Other plans

     In September 2000, the Company renegotiated payment terms on the senior secured note for monthly interest plus $5,000 principal payments to be made until May 10, 2001, then equal monthly installments of principal and interest from May 10, 2001 until repayment of all principal. In December 2000 the 8% Debentures were sold to TNH and the Company signed an amendment to the 8% Debentures with TNH which provides that the Company cannot be declared in default until 2002. Management is also evaluating the potential sale of other Company assets, including the Company's pipeline.

     The financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unsuccessful in implementing these plans, or otherwise unable to continue as a going concern.

     Prospects for Rich Coast's fiscal year beginning May 1, 2000 are significantly better than at any previous time in the Company's history because of its emphasis on more profitable off-site installations of proprietary Rich Coast systems, its existing and potential contracts for customer site installation and reduced overhead resulting from the sale of its Ford Road facility.

     Improved profitability from off-site operations should result from efficiencies realized by processing a consistent waste stream on a continuous basis, and by eliminating the transportation and associated loading and unloading costs when waste materials must be delivered to treatment and disposal sites. Also of major significance is Rich Coast's proprietary system for aeration and flocculation of waste streams, so that marketable products are recovered while cleaning up the waste stream sufficiently to meet environmental standards. This avoids costly waste stream disposal surcharges and, in some cases, promises to allow recycling of the waste water.

     While Rich Coast concentrates on growing its off-site business the Company will continue to improve its waste treatment business at its Dearborn, Michigan facility. The revenue growth rate of 28.2% for the fiscal year ended April 30, 2000 is a growth rate expected to be exceeded as a result of: (i) on-site operations being consolidated at the Company's Wyoming Avenue terminal in Dearborn, Michigan in July 2000; and (ii) installations at customer site.

     Improvements already implemented at the Wyoming Avenue terminal include new and more efficient dumping pits, which increase capacity. By the spring of 2001, these pits will be housed in a pre-fabricated steel structure, approximately 18,000 square feet in size, designed to accommodate supplemental pit waste processing equipment which will reduce costs and further increase capacity. However, additional equity financing will be required to take advantage of the Company's proprietary systems. The Company has negotiated an additional equity investment of $175,000 which it expects to receive in late December 2000.

     During the year ended April 30, 2000, net cash used in operating activities was approximately $484,000. Net cash used in operating activities during the year ended April 30, 1999 was approximately $995,000. The primary reason for the decrease was due to the increase in sales and decrease in cost of sales as described in "Results of Operations" above. Net cash used in operating activities during the year ended April 30, 2000 includes the net loss for the year of approximately $1,909,384 reduced by non-cash expenses of approximately $940,000 and by a net increase in accounts payable and accrued expenses of approximately $540,000.

     Cash flows used in investing activities was approximately $23,000 during the year ended April 30, 2000 compared to $655,000 during the year ended April 30, 1999. During 1999, Rich Coast used cash of approximately $275,000 for finance charges related to the obtaining funding under the 8% convertible debentures and used cash of approximately $380,000 for capital expenditures. During 2000, no cash was expended for financing charges as Rich Coast did not obtain any additional debt financing during the year and approximately $38,000 of cash was used for capital expenditures.

     No major capital expenditures were made by Rich Coast during the fourth quarter. There were no outstanding commitments for capital expenditures at April 30, 2000.

     Cash flows provided by financing activities was approximately $524,000 during the year ended April 30, 2000 compared to $1,597,000 during the year ended April 30, 1999. During 1999, the Company obtained funding of $1,500,000 under the 8% convertible debentures, received $210,000 upon the exercise of stock options and repaid approximately $119,000 of long-term debt. During 2000, the Company sold 3,000,000 shares of common stock exchange for cash of $600,000 and repaid approximately $70,000 of long-term debt.

     During the six months ended October 31, 2000, net cash provided by operating activities was approximately $6,000. Net cash provided by operating activities during the six months ended October 31, 1999 was approximately $57,000. Net cash provided by operating activities during the six months ended October 31, 2000 includes the net loss for the six months of approximately $1,882,400 reduced by non-cash expenses and a net change in operating assets and liabilities of approximately $1,888,400. Net cash provided by operating activities during the six months ended October 31, 1999 includes the net loss for the six months of $864,000 reduced by non-cash expenses and net changes in operating assets and liabilities of approximately $921,000.

     Cash flows used in investing activities was approximately $54,000 during the six months ended October 31, 2000 compared to $23,000 during the six months ended October 31, 1999. During the six months ended October 31, 2000, the Company spent $273,014 on capital expenditures. There were no outstanding commitments for capital expenditures at October 31, 2000.

     Cash flows provided by financing activities was approximately $34,000 during the six months ended October 31, 2000 compared to cash flows used in financing activities of $6,000 during the six months ended October 31, 1999. During 1999, the Company had a bank overdraft. During 2000, the Company sold 1,125,000 shares of common stock exchange for cash of $225,000 and repaid approximately $191,000 of long-term debt.

Changes in Financial Condition
------------------------------

     Rich Coast obtained $225,000 of equity financing during the six months ended October 31, 2000 through the sale of 1,125,000 shares of common stock at $0.20 per share. Net losses for the six months ended October 31, 2000 totaled $1,882,385. The Company expects to continue increasing its revenues in future quarters as traditional business continues to improve and revenues are realized from anticipated contracts from the installation of waste treatment systems at customer sites.

                            DESCRIPTION OF PROPERTY

Wyoming Avenue Site
-------------------

          Rich Coast borrowed $2,000,000 and acquired Mobil's 17 acres in Dearborn, Michigan in the heart of the automobile industry. This acreage includes 12 storage buildings, six tanker truck loading and unloading racks which connect to all tanks, a one million gallon per day sewer permit, a supportive community which allows industrial zoning and expansion permits plus the 17 mile long pipeline to the Detroit River. The facility is encumbered as security for the $2,000,000 used to purchase the property, and a second security interest granted to the holder of the 8% Convertible Debentures.

Rich Coast, Inc. Pipeline
-------------------------

          The Rich Coast, Inc. pipeline runs 17 miles from the Company's Wyoming Avenue site to Mobil's Woodhaven Terminal Facility. The pipeline is currently not operational. The Company cannot utilize the pipeline until it is repaired. This property is subject to a security interest granted to the holder of the 8% Convertible Debentures.

                   MARKET FOR THE REGISTRANT'S COMMON STOCK
                        AND RELATED STOCKHOLDER MATTERS

Market Information
------------------

          The Common Stock of the Company is listed on the OTC Bulletin Board under the trading symbol "KRHC.OB." The following table sets forth the high and low bid prices of the Company's Common Stock during the periods indicated. All amounts reflect prices adjusted for the one-for-four reverse split which was effective June 19, 1998.




OTC Market

                            Calendar Quarter                    High Bid Price/(1)/              Low Bid Price/(1)/
                  ------------------------------------       ------------------------        -----------------------

2000              October 1 - December 31                           $ 0.250                            $  0.062
                  July 1 - September 30                                0.50                               0.125
                  April 1 - June 30                                    0.40                                0.16
                  January 1 - March 31                                 0.53                               0.125

1999              October 1 - December 31                              0.32                                0.10
                  July 1 - September 30                                0.33                                0.09
                  April 1 - June 30                                    0.50                                0.21
                  January 1-March 31                                   1.50                                0.37

1998              October 1-December 31                                2.00                                0.62
                  July 1-September 30                                  1.85                                0.50
                  April 1-June 30                                      4.12                                1.25
                  January 1-March 31                                   4.12                                1.37

_____________


     The closing bid price of the OTC Common Stock on January 18, 2001 was $0.0625 per share./(1)/

________________________
(1) Bid prices were provided by "cnbc.com" via the internet. Quotations reflect inter-dealer prices, without mark-up, mark-down or commission, and may not represent actual transactions.

Holders
-------

          As of January 19, 2001 there were approximately 2,915 holders of the Company's Common Stock, and the number of shares issued and outstanding was 11,939,889, plus an additional 21,331,058 shares due to the conversion notice for $1,000,000 principal amount received from the holder of the 8% Convertible Debenture on January 19, 2001.

Dividends
---------

          During the two most recent fiscal years, the Company has not declared or paid any cash or other dividends on its Common Stock. The Company does not expect to pay any dividends in the near future. The Company is prohibited from paying dividends on its Common Stock while certain long-term indebtedness remains outstanding.


                            EXECUTIVE COMPENSATION

Compensation and other Benefits of Executive Officers
-----------------------------------------------------

          The following table sets out the compensation received for the fiscal years end April 30, 1998, 1999, and 2000 in respect to each of the individuals who were the Company's chief executive officer at any time during the last fiscal year and the Company's four most highly compensated executive officers whose total salary and bonus exceeded $100,000 (the "Named Executive Officers").

                                                        SUMMARY COMPENSATION TABLE

              FISCAL YEAR COMPENSATION                                                    LONG TERM COMPENSATION

                                                                                 Awards                        Payouts
                                                                                ------                        -------

                                                                                                Restricted
                                                                                                  Shares
                                                                             Securities/(1)/         or                  All other
        Name and                                         Other Annual          under            Restricted     LTIP       Compen-
        Principal                  Salary        Bonus     Compen-          Option/SARs            Share      Payouts     sation
        Position          Year      ($)           ($)      sation             Granted              Units        ($)         ($)
        --------          ----      ---           ---      ------             --------             -----        ---         ---
Robert W.                 2000    120,284          0          0                   0                  0           0           0
Truxell/                  1999    114,233          0          0                755,662               0           0           0
Chairman                  1998    117,851          0          0                   0                  0           0           0

James P.                  2000    144,627          0          0                   0                  0           0           0
 Fagan                    1999    230,000          0          0                556,227               0           0           0
CEO and                   1998    144,316          0          0                   0                  0           0           0
President

________________
(1) All share amounts have been adjusted to reflect the reverse split effective June 19, 1998.

Agreements with Management
--------------------------

     As part of the Agreement of Merger dated October 31, 1995, the Company entered into an Employment Contract with Robert W. Truxell pursuant to which he is compensated for serving as the Company's Chief Executive Officer and Chairman of the Board of Directors commencing in January 1996. Under the contract, Mr. Truxell received a salary of $150,000 per year until January 1, 1997 at which time he resigned as Chief Executive Officer but agreed to continue as Chairman of the Board at a salary of $125,000 per year for an additional five years.

     As part of the Agreement of Merger dated October 31, 1995, the Company entered into an Employment Contract with James P. Fagan pursuant to which he was compensated for serving as the Company's President and Chief Operating Officer commencing in January 1996. Under the contract, Mr. Fagan received a salary of $125,000 per year until January 1, 1997 at which time he became the Company's President and Chief Executive Officer at a salary of $150,000 per year. In December 2000 his employment agreement was extended for an additional two years.

     Pursuant to Mr. Truxell's Employment Contract, during fiscal 1996 the Board of Directors of the Company authorized the issuance of 360,399 common shares under the Company's 1995 Incentive Compensation Plan (the "1995 Plan"), subject to certain conditions, to Robert W. Truxell and his wife, Linda C. Truxell, for past services rendered by Mr. and Mrs. Truxell on behalf of Waste Reduction Systems, Inc. prior to the Company's merger with WRS effective October 31, 1995.

     Subsequent to April 30, 1996, the Board of Directors authorized the issuance of 180,200 common shares under the 1995 Plan to James P. Fagan as compensation for his services in connection with the Company's acquisition of the Mobil Facility from Mobil Oil Corporation. Since the shares for both Mr. Fagan and the Truxells were never issued, on July 30, 1997 the Board rescinded the grant of shares. Instead, options to acquire 258,087 shares were granted to the Truxells, exercisable at $.80 per share for ten years under the 1997 Stock Option and Stock Bonus Plan. In addition, the Truxells received five year warrants exercisable at $0.125 to purchase 140,775 shares. Mr. Fagan received options to acquire 129,041 shares exercisable for ten years at $1.00 per share, plus a five year warrant exercisable at $0.125 per share to purchase 70,386 shares.

Option/Stock Appreciation Rights ("SAR") Grants during the most recently
------------------------------------------------------------------------
completed Fiscal Year
---------------------

     The following table sets out the stock options granted by the Company during the previous fiscal year to the Named Executive Officers of the Company. The following amounts include options that were granted prior to the previous fiscal year but were repriced during that year.

                      OPTION/SAR GRANTS IN PREVIOUS YEAR
                               INDIVIDUAL GAINS

                          Number of           % of Total
                         Securities          Options/SARs
                         Underlying           Granted to
                        Options/SARs         Employees in        Exercise or Base      Market Price on
Name                     Granted (#)         Fiscal Year           Price ($/Sh)         Date of Grant       Expiration Date
----                     -----------         -----------           ------------         -------------       ---------------
Robert W. Truxell          258,087              16.45%                $0.125                 $1.00             01/17/10
Robert W. Truxell          140,775               8.97%                 0.125                  1.00             07/30/02
Robert W. Truxell          100,000               6.37%                 0.125                  1.25             01/17/10
Robert W. Truxell           25,000               1.59%                 0.125                  1.25             01/17/10
Robert W. Truxell           48,675               3.10%                 0.125                  1.00             01/17/10
Robert W. Truxell           50,000               3.19%                 0.125                   .90             01/17/10
Robert W. Truxell           58,125               3.70%                 0.125                  1.00             01/17/10

James P. Fagan             129,041               8.22%                 0.125                  1.00             01/17/10
James P. Fagan              70,386               4.48%                 0.125                  1.00             07/30/02
James P. Fagan             100,000               6.37%                 0.125                  1.00             01/15/06
James P. Fagan              25,000               1.59%                 0.125                  1.00             05/09/06
James P. Fagan              58,125               3.70%                 0.125                  1.00             01/17/10
James P. Fagan             125,000               7.96%                 0.125                   .88             01/17/10
James P. Fagan              48,675               3.10%                 0.125                  1.00             07/20/07

_____________________

     No stock shares or options were granted to the foregoing named executives during this fiscal year ended April 30, 2000 or during the quarter ended October 31, 2000. All options granted under the 1995, 1996, 1997 and 1999 stock option plans were repriced to reflect market values on November 19, 1999.

Aggregated Option/SAR Exercised in Last Financial Year and Fiscal Year-End
--------------------------------------------------------------------------
Option/SAR Values
-----------------

     The following table sets out all Option/SAR exercised by the Named Executive Officers during the most recently completed fiscal year and the Option/SAR values for such persons as of the end of the most recently completed fiscal year.

Aggregated Option/SAR Exercised in Last Fiscal Year and FY-End Option/SAR Values

                                                                               Number of
                                                                               Securities
                                                                               Underlying               Value of
                                                                               Unexercised
                                                                             Options/SARs at         Options/SARs at
                                                                               FY-End (#)              FY-End ($)

                          Shares Acquired on                                   Exercisable/           Exercisable/
 Name                        Exercise (#)          Value Realized ($)         Unexercisable          Unexercisable
----                         ------------          ------------------         -------------          -------------

Robert W. Truxell               -0-                      -0-                  680,662                 $51,050
                                                                              all exercisable

James P. Fagan                  -0-                      -0-                  556,227                 $41,717
                                                                              all exercisable


_________________________


Repricing of Options
--------------------

     On November 20, 1999, the Company's Board of Directors approved a reduction to $0.125 in option exercise prices for all options under the 1995, 1996, 1997 and 1999 stock option plans to reflect market values on November 19, 1999. This repricing was done in lieu of unaffordable competitive salaries and benefits to provide incentive and to retain the services of management.

Compensation of Directors
-------------------------

     No salaries were paid to directors, and no bonuses were paid or awarded to directors or officers for the fiscal year ended April 30, 2000.

     No pension or retirement benefit plan has been instituted by the Company and none is proposed at this time and there is no arrangement for compensation with respect to termination of the directors in the event of change of control of the Company.

                                 LEGAL MATTERS

     Legal matters in connection with the shares of common stock being offered hereby have been passed on for the Company by the law firm of Perkins Coie LLP, Denver, Colorado.


                                    EXPERTS

     The audited consolidated financial statements as of and for the year ended April 30, 2000 of Rich Coast Inc. and subsidiaries included herein and elsewhere in this Prospectus and Registration Statement have been audited by Gelfond Hochstadt Pangburn, P.C., independent certified public accountants, to the extent set forth in their report (which describes an uncertainty as to the Company's ability to continue as a going concern) appearing herein and elsewhere in the Registration Statement. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

     The consolidated financial statements of Rich Coast Inc. for the year ended April 30, 1999 included in this Prospectus and Registration Statement have been audited by Smythe Ratcliffe, Chartered Accountants, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accountant and auditing.


                            CHANGES IN ACCOUNTANTS

     The Board of Directors of the Company dismissed Smythe Ratcliffe, Chartered Accountants on November 19, 1999 as its independent auditors and retained Gelfond Hochstadt Pangburn, P.C. as its independent auditors for the fiscal year ending April 30, 2000. None of the reports of Smythe Ratcliffe on the Company's financial statements contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. Further, there were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

     Prior to the Company engaging Gelfond Hochstadt Pangburn, P.C., the Company had not consulted Gelfond Hochstadt Pangburn, P.C. regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or on any matter that was the subject of a disagreement on a reportable event.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission, a registration statement (together with all amendments thereto, the "Registration Statement") under the 1933 Act with respect to the securities offered hereby. This prospectus, filed as part of the Registration Statement, omits certain information contained in the Registration Statement in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and to the exhibits filed therewith, which may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of the material contained therein may be obtained from the Commission upon payment of applicable copying charges. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement.

     Upon completion of this offering, the Company will be subject to the reporting and other informational requirements of the 1934 Act and, in accordance therewith, will file reports and other information with the Commission. Such reports, proxy statements and other information, once filed by the Company, can be inspected and copied at the public reference facilities maintained by the Commission at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Information on the operations of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http:/www.sec.gov.

     The Company intends to furnish annual reports to stockholders containing audited financial statements and will also make available quarterly reports and such other periodic reports as it may determine to be appropriate or as may be required by law.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                              FOR RICH COAST INC.

                            April 30, 2000 and 1999
                   and the Six Months Ended October 31, 2000

                            -----------------------

                                                                                                  Page No.
                                                                                                  --------
Report of Independent Auditors (Gelfond Hochstadt Pangburn, P.C.)                                    F-1

Report of Prior Independent Auditors (Smythe Ratcliffe)                                              F-2

Consolidated Financial Statements:

    Consolidated Balance Sheet                                                                       F-3

    Consolidated Statements of Operations                                                            F-4

    Consolidated Statements of Stockholders' Equity (Deficit)                                        F-5

    Consolidated Statements of Cash Flows                                                        F-6 to F-7

    Notes to Consolidated Financial Statements                                                   F-8 to F-16

Unaudited Consolidated Financial Statements for the Period Ended October 31, 2000
-------------------------------------------------------------------------------------

Consolidated Financial Statements

    Consolidated Balance Sheet                                                                       i-2

    Consolidated Statements of Operations                                                            i-3

    Consolidated Statements of Cash Flows                                                            i-4

    Notes to Consolidated Financial Statements                                                   i-5 to i-7

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------

Board of Directors and Stockholders
Rich Coast Inc.
Dearborn, Michigan

We have audited the accompanying consolidated balance sheet of Rich Coast Inc. and subsidiaries as of April 30, 2000 and the consolidated related statements of operations, stockholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rich Coast Inc. and subsidiaries as of April 30, 2000, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered a net loss of $1,909,384 during the year ended April 30, 2000, and has a stockholders' deficit and a working capital deficit of $1,945,023 and $4,665,220, respectively, at April 30, 2000. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 12 to the financial statements, the Company purchased certain equipment in 1993 which has not been placed in service. The Company has determined that the cost of the equipment should have previously been charged to research and development expense. Accordingly, the financial statements have been restated to correct this error, resulting in a decrease in the net loss and the basic and diluted net loss per common share outstanding for the year ended April 30, 2000 of $1,224,706 and $0.16, respectively; and an increase in the accumulated deficit of $800,000 as of April 30, 2000 and $2,024,706 as of April 30, 1999 and May 1, 1998. The restatement did not affect net loss or basic and diluted net loss per common share outstanding for the year ended April 30, 1999.


GELFOND HOCHSTADT PANGBURN, P.C.

Denver, Colorado
June 30, 2000

REPORT OF INDEPENDENT AUDITORS

        TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF RICH COAST, INC.

We have audited the accompanying consolidated statements of operations, stockholders' equity (deficit) and cash flows of Rich Coast, Inc. for the year ended April 30,1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the consolidated results of operations and cash flows of Rich Coast, Inc. for the year ended April 30, 1999 in conformity with generally accepted accounting principles in the United States.

As discussed in note 12 to the financial statements, the Company purchased certain equipment in 1993, which has not been placed in service. The company has determined that the cost of the equipment should have previously been charged to research and development expense. Accordingly, the financial statements have been restated to correct this error, resulting in an increase in the accumulated deficit of $2,024,706 as of April 30, 1999 and May 1, 1998. The restatement did not effect net loss or basic and diluted net loss per common share outstanding for the year ended April 30, 1999.

"Smythe Ratcliffe"

Chartered Accountants

Vancouver, Canada
August 12, 1999, except for note 1
which is as of August 9, 2000 and
notes 2(c) and 12 which are as of
January 10, 2001

                                RICH COAST INC.
                          Consolidated Balance Sheet
                                April 30, 2000
                             (Restated - Note 12)

                                     Assets

Current assets:
  Cash and cash equivalents                                          $     17,884
  Accounts receivable, net of allowance for uncollectible
   accounts of $12,700 (note 4)                                           589,483
  Prepaid expenses                                                         16,950
                                                                     ------------
    Total current assets                                                  624,317

Property and equipment, net (notes 5, 6 and 8)                          2,578,037
Patent and technology, net                                                 18,147
Deferred finance charges and deposits                                     124,013
                                                                     ------------
                                                                     $  3,344,514
                                                                     ============

Liabilities and stockholders' deficit
-------------------------------------

Current liabilities:
  Current portion of long-term debt (note 8)                         $  3,646,572
  Accounts payable and accrued liabilities (note 7)                     1,020,975
  Accrued oil and waste treatment costs                                   396,615
  Accrued interest                                                        225,375
                                                                     ------------

    Total liabilities (all current)                                     5,289,537
                                                                     ------------

Commitments and contingencies (notes 3 and 11)

Stockholders' deficit (note 9):
 Preferred stock, $0.001 par value; 10,000,000 shares authorized, no shares issued
 Common stock, $0.001 par value; 100,000,000 shares authorized,
  9,914,889 shares issued and outstanding at April 30, 2000                 9,915
 Additional paid-in capital                                            27,543,394
 Accumulated deficit                                                  (29,498,332)
                                                                     ------------

                                                                       (1,945,023)
                                                                     ------------

                                                                     $  3,344,514
                                                                     ============

See notes to consolidated financial statements.

                                RICH COAST Inc.
                     Consolidated Statements of Operations
                      Years Ended April 30, 2000 and 1999
                              (Restated - Note 12)


                                                2000          1999
                                            -----------   -----------
Sales                                       $ 2,907,748   $ 2,267,452
                                            -----------   -----------

Operating expenses:
  Cost of sales                               1,239,002     1,378,367
  General and administrative expenses         2,412,305     2,188,888
  Sales and marketing expenses                  193,097       450,059
  Impairment of property and
  equipment (note 6)                            339,889
  Lawsuit settlement expense (note 11)          150,000        50,000
                                            -----------   -----------

                                              4,334,293     4,067,314
                                            -----------   -----------

Loss from operations                         (1,426,545)   (1,799,862)
                                            -----------   -----------

Other (income) expense:
  Interest expense:
   Beneficial conversion feature                              764,766
   Other                                        482,839       293,456
  Accrued oil and waste
   treatment cost reversal                                   (285,588)
                                            -----------   -----------

                                                482,839       772,634
                                            -----------   -----------

Net loss                                    $(1,909,384)  $(2,572,496)
                                            ===========   ===========

Basic and diluted net loss
  per common share outstanding              $     (0.24)  $     (0.49)
                                            ===========   ===========

Weighted average number of common shares
  outstanding                                 7,922,833     5,208,693
                                            ===========   ===========


See notes to consolidated financial statements.

                                RICH COAST INC.
           Consolidated Statements of Stockholders' Equity (Deficit)
                      Years Ended April 30, 2000 and 1999
                            (Restated - Note 12)

                                    Common    Common   Additional                     Total
                                    Shares    Shares    Paid-In     Accumulated    Stockholders'
                                    Number    Amount    Capital       Deficit     Equity(Deficit)
                                   ---------  ------  -----------  -------------  ---------------
Balances, May 1, 1998              4,718,894  $4,719  $25,329,446  $(25,016,452)     $   317,713
Issuance of common
 stock for cash upon
 exercise of stock options           259,626     260      209,295                        209,555
Issuance of common stock
 upon conversion of
 promissory note                   1,040,299   1,040      695,960                        697,000
Issuance of common stock
 for interest                         47,499      47       57,977                         58,024
Interest- beneficial conversion                           500,000                        500,000
Net loss for the year ended
 April 30, 1999                                                      (2,572,496)      (2,572,496)
                                   ---------  ------  -----------  ------------   --------------

Balances, April 30, 1999           6,066,318   6,066   26,792,678   (27,588,948)        (790,204)
Issuance of common stock
 in settlement of lawsuit            250,000     250       49,750                         50,000
Issuance of common stock
 upon conversion of
 convertible debentures              298,571     299       59,266                         59,565
Issuance of common stock
 for cash                          3,000,000   3,000      597,000                        600,000
Issuance of common stock
 for consulting services             300,000     300       44,700                         45,000
Net loss for the year ended
 April 30, 2000                                                      (1,909,384)      (1,909,384)
                                   ---------  ------  -----------  ------------   --------------

Balances, April 30, 2000           9,914,889  $9,915  $27,543,394  $(29,498,332)     $(1,945,023)
                                   =========  ======  ===========  ============   ==============

See notes to consolidated financial statements.

                                RICH COAST INC.
                     Consolidated Statements of Cash Flows
                      Years Ended April 30, 2000 and 1999
                            (Restated - Note 12)

                                                            2000             1999
                                                        -----------       -----------
Net cash provided by (used in) operating activities:

Net loss                                                $(1,909,384)      $(2,572,496)
Adjustments to reconcile net loss to net cash
used in operating activities
  Amortization of deferred finance charges                   52,397            58,024
  Amortization of beneficial conversion feature                               764,766
  Impairment loss                                           339,889
  Depreciation and amortization                             390,079           395,900
  Common stock issued for consulting and other
   expenses                                                  95,000
  Loss on deposits                                           88,000
  Loss on equipment disposal                                                    3,147
  Allowance for doubtful accounts                           (25,132)
Changes in operating assets and liabilities
  Accounts receivable                                       (72,933)          (30,860)
  Insurance claim receivable                                                  435,290
  Subscriptions receivable                                                     25,000
  Inventory                                                                   108,265
  Prepaid expenses and other assets                          17,967
  Accounts payable and accrued liabilities                  171,015            10,994
  Accrued oil and waste treatment costs                     138,980          (192,809)
  Accrued interest                                          230,440
                                                        -----------       -----------

Net cash used in operating activities                      (483,682)         (994,779)
                                                        -----------       -----------

Net cash provided by (used in) investing activities:
  Refund of construction deposits                            14,993
  Capital expenditures                                      (37,745)         (379,671)
  Deferred finance charges                                                   (275,318)
                                                                          -----------

Net cash used in investing activities                       (22,752)         (654,989)
                                                        -----------       -----------

Net cash provided by (used in) financing activities:
  (Decrease) increase in bank overdraft                      (5,682)            5,682
  Issuance of common stock for cash                         600,000           209,555
  Proceeds from convertible debentures                                      1,500,000
  Repayment of long-term debt                               (70,000)         (118,512)
                                                        -----------       -----------

Net cash provided by financing activities                   524,318         1,596,725
                                                        -----------       -----------

Increase (decrease) in cash and cash equivalents             17,884           (53,043)
Cash and cash equivalents, beginning                                           53,043
                                                        -----------       -----------

Cash and cash equivalents, ending                       $    17,884       $         0
                                                        ===========       ===========

                                RICH COAST INC.
                     Consolidated Statements of Cash Flows
                       Year Ended April 30, 2000 and 1999
                            (Restated - Note 12)

                                                        2000         1999
                                                     --------      --------
Supplemental disclosure of non cash investing
and financing activities:

  298,571 shares of common stock issued
  for principal ($54,500) and accrued interest
  ($5,065) due on convertible debentures             $ 59,565
                                                     ========

  47,499 shares of common stock
  issued for accrued interest                                      $ 58,024
                                                                   ========

  1,040,299 shares of common stock issued
  for principal due on convertible debt                            $697,000
                                                                   ========

Supplemental disclosure of cash flows information

  Cash paid for interest                             $205,065      $221,217
                                                     ========      ========

See notes to consolidated financial statements.

                                RICH COAST INC.
                  Notes to Consolidated Financial Statements
                     Years Ended April 30, 2000 and 1999


1.  ORGANIZATION AND BUSINESS

     The Company is incorporated in the State of Nevada and operates a non-hazardous waste treatment facility in Dearborn, Michigan specializing in recycling of waste oils.

     The Company operates equipment and oversees processes at both its facilities and customers' facilities. The equipment and processes separate liquid waste streams and pumpable waste streams containing a mixture of liquids and solids. Some of the resulting streams are recyclable into greases and oils that can be sold. The Company's customers are located primarily throughout the Great Lakes region and operate in various industries.

2.   SIGNIFICANT ACCOUNTING POLICIES

     (a)  Principles of consolidation

     These financial statements include the accounts of Rich Coast, Inc. and its wholly-owned subsidiaries Rich Coast Oil, Inc., Waste Reduction Systems, Inc., Rich Coast Pipeline, Inc., and Rich Coast Resources Inc. All intercompany balances and transactions have been eliminated.

     (b)  Cash and cash equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

     (c)  Property and equipment

     Property and equipment are recorded at cost. These assets are depreciated using straight-line and accelerated methods over their estimated useful lives as follows:

          Buildings                 39 years
          Machinery and equipment    7 years
          Bulk storage tanks        15 years

     Property and equipment includes a pipeline with a carrying value of approximately $296,000 that has not yet been placed in service. No depreciation has been taken on this equipment.

     Management assesses the carrying value of its long-lived assets for impairment when circumstances warrant such a review. Generally, assets to be used in operations are considered impaired if the sum of expected undiscounted future cash flows is less than the assets' carrying values. If impairment is indicated, the loss is measured based on the amounts by which the assets' carrying values exceed their fair values.

     (d)  Deferred finance charges and deposits

     Deferred financing charges consist of long-term financing charges that are being amortized over the 5 year term of the related debt on a straight-line basis. Deposits consist of operating and other deposits. During the year ended April 30, 2000, the Company recorded a loss of $88,000 related to a lost deposit under a renovation contract that was terminated.

                                RICH COAST INC.
            Notes to Consolidated Financial Statements (Continued)
                     Years Ended April 30, 2000 and 1999

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (e)  Patent and technology

     Patent and technology consist of costs incurred related to the Company's patents and is amortized over 15 years using the straight-line method. Accumulated amortization at April 30, 2000 was approximately $15,000.

     (f)  Net loss per common share

     Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the year. Diluted net loss per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue common stock were exercised or converted into common stock, unless the effect is to reduce loss or increase earnings per share. The Company has no potential common stock instruments, including outstanding options and warrants, which would result in dilutive loss per share during the years ended April 30, 2000 and 1999.

     (g)  Revenue recognition and accrued oil and waste treatment costs

     The Company generally recognizes revenue at the time waste is accepted and treated. The Company also accrues the cost of treating waste at the time the waste is accepted for treatment. Accrued oil and waste treatment costs at April 30, 2000 represents costs for waste that had been accepted but not yet treated. During the year ended April 30, 1999, the Company made various modifications to improve efficiencies in its waste treatment process. The Company recorded a change in its estimated accrued oil and waste treatment cost resulting in a gain of $285,588 for the year ended April 30, 1999.

     (h)  Income taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statement of operations in the period that includes the enactment date.

     (i)  Financial instruments

     It is not practical to estimate the fair value of the Company's 10% senior secured note and its 8% loan as the Company is currently in default on the underlying agreements and management cannot estimate fair values given the Company's current financial condition. The carrying value of the Company's 8% convertible debentures approximates fair value because the debentures bear interest at current market rates. The carrying values of the Company's other financial instruments approximate fair values because of their short maturities.

     (j)  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                RICH COAST INC.
            Notes to Consolidated Financial Statements (Continued)
                     Years Ended April 30, 2000 and 1999

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     (k)  Comprehensive income

     Statement of Financial Accounting Standard (SFAS) No. 130, Reporting Comprehensive Income, requires disclosure of comprehensive income which includes certain items not reported in the statement of income, including unrealized gains and losses on available-for-sale securities and foreign currency translation adjustments. During the years ended April 30, 2000 and 1999, the Company did not have any components of comprehensive income to report.

     (l)  Recently issued accounting pronouncements

     SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, is effective for financial statements for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. SFAS No. 133 also addresses the accounting for certain hedging activities. The Company currently does not have any derivative instruments nor is it engaged in hedging activities, thus the Company does not believe implementation of SFAS No. 133 will have a material impact on its financial statement presentation or disclosures.

     (m)  Beneficial conversion feature:

     During the years ended April 30, 1998 and 1999, the Company entered into a 10% senior secured note payable and 8% convertible debentures, respectively (Note 7). Both instruments included conversion features that were in-the-money at the issuance dates. These beneficial conversion features are accounted for as an interest charge and are amortized over the period from the dates of issuance through the dates the instruments are first convertible. The interest charge was fully amortized as of April 30, 1999. This policy conforms to the accounting for these transactions set forth in Emerging Issues Task Force (EITF) Topic D-60 and EITF Issue No. 98-5.

     (n)  Stock-based compensation:

     SFAS No. 123, Accounting for Stock-Based Compensation, defines a fair-value-based method of accounting for stock-based employee compensation plans and transactions in which an entity issues its equity instruments to acquire goods or services from non-employees, and encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value.

     The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

     (o)  Reclassifications:

     Certain amounts in the 1999 financial statements have been reclassified to conform to the 2000 presentation.

     (p)  Reverse stock split:

     In June 1998, the Company effected an one-for-four reverse split of its common stock. All share and per share amounts reflect the reverse split.

                                RICH COAST INC.
            Notes to Consolidated Financial Statements (Continued)
                     Years Ended April 30, 2000 and 1999

3.   GOING CONCERN, RESULTS OF OPERATIONS, AND MANAGEMENT'S PLANS

     The Company's financial statements for the year ended April 30, 2000 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. For the year ended April 30, 2000, the Company reported a net loss of $1,909,384 and at April 30, 2000 has a stockholders' deficit of $1,945,023. At April 30, 2000, a significant portion of the Company's debt is currently due and the Company has a working capital deficit of $4,665,220. The Company has also experienced difficulty and uncertainty in meeting its liquidity needs. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans to address these concerns include:

     (a)       Waste processing at customers' sites

          Management has developed plans to consider shifting from processing waste treatment at the Company's facilities to processing waste directly at customer sites which management believes may result in increased profit margins. The Company has entered into a contract with a slaughterhouse to implement customer site waste treatment during the summer or fall of 2000. Upon evaluation of this initial contract, management will determine the extent to which the Company will pursue customer site waste treatment versus using its current facilities.

     (b)       Sale of Ford Road facility and consolidation of operating sites

          The Company has entered into a sales contract to sell its Ford Road facility for $450,000 (Note 6). The Company intends to use the proceeds to repay the $75,525 land contract secured by the facility and for other working capital purposes. Upon completion of the sale, management will also consolidate its waste processing operations to its Wyoming Terminal facility and expects to gain cost efficiencies and savings through this process.

          (c)  Financing agreement

          The Company has an agreement with an investment banker that will provide up to $2,000,000 of either equity or debt financing upon the Company meeting certain operating conditions, some of which pertain to the results of the Company's initial customer site waste processing. Through April 30, 2000, $600,000 of equity financing has been provided in exchange for the issuance of 3,000,000 shares of common stock. An additional $400,000 has been scheduled for delivery during 2000 ($225,000 of which was received in June 2000 in exchange for the issuance of 1,125,000 shares of common stock).

          (d)  Other plans

          Management is pursuing negotiations with current debt holders to modify the terms of the agreements, including possible extension of due dates. Management is also evaluating the potential sale of other Company assets, including the Company's pipeline.

     The financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unsuccessful in implementing these plans, or otherwise unable to continue as a going concern.

                                RICH COAST INC.
            Notes to Consolidated Financial Statements (Continued)
                     Years Ended April 30, 2000 and 1999

4.   ACCOUNTS RECEIVABLE AND SIGNIFICANT CONCENTRATIONS

     The Company grants credit to its customers, generally without collateral. Approximately 11% of the Company's total sales for the year ended April 30, 2000, were generated from one customer. At April 30, 2000, approximately 11% of net trade receivables was due from one customer. Bad debt expense for the years ended April 30, 2000 and 1999 was approximately $91,000 and $45,000, respectively. The Company's customers are concentrated in the Great Lakes region, including Canada. During the years ended April 30, 2000 and 1999, approximately 14% and 15%, respectively, of total sales arose in Canada.

5.   PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at April 30, 2000:

       Land                                               $  250,041
       Buildings                                           1,113,537
       Bulk storage tanks                                    636,534
       Pipeline                                              296,187
       Machinery and equipment                             2,427,094
                                                          ----------

       Total at cost                                       4,723,393
       Accumulated depreciation and impairment reserve     2,145,356
                                                          ----------

                                                          $2,578,037
                                                          ==========

6.   IMPAIRMENT

     During the year ended April 30, 2000, the company recorded impairment losses of $339,889 related to its Ford Road facility and certain property and equipment. In September 1999, the Company entered into a contract to sell its Ford Road facility for $450,000. The Company has written down the value of the facility to the contract amount less anticipated closing costs, resulting in an impairment loss of $169,739. In November 1999, the Company notified the manufacturer of certain machinery and equipment known as ZPM equipment, that the equipment did not meet certain specifications. The Company has not received any response from the manufacturer and has therefore written down the carrying value of the equipment to its fair value. The fair value was determined by management based on estimates of the market value of the equipment in its current condition. The write down resulted in an impairment loss of $170,150.

7.   ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     At April 30, 2000, accounts payable and accrued liabilities consist of the following:

       Trade payables                       $  654,268
       Lawsuit settlement (note 10)             37,500
       Accrued payroll and payroll taxes        28,426
       Accrued property taxes                  300,781
                                            ----------

                                            $1,020,975
                                            ==========

                                RICH COAST INC.
            Notes to Consolidated Financial Statements (Continued)
                     Years Ended April 30, 2000 and 1999

8.   LONG-TERM DEBT

     At April 30, 2000, long term debt consists of: 10% senior secured note, interest payable monthly, secured by real property and other assets. The loan agreement contains covenants relating to financial requirements, dividend restrictions, and other
     operating requirements for the Company. The holder may convert the loan into common shares at $0.50 per share in the event of default by with Company. The note was originally due in October
     2001, however, at April 30, 2000, the Company was not in
     compliance with certain of the financial covenants and the note
     has been classified as a current liability.                      $2,000,000

     8% convertible debentures, secured by property and equipment and other assets. The debentures, and accrued interest thereon, may be converted at the option of the holder at any time into common stock at a price per share equal to the lesser of the closing bid price of the shares at the date of issuance of the debenture or
     75% of the five day average closing bid price for the five trading days immediately preceding the conversion date. The debentures were originally due in June 2003, however, at April
     30, 2000, the Company was not in compliance with certain
     covenants and the debentures have been classified as a current liability. The Company and the debentures holders have entered into a standstill agreement whereby, the debenture holders have agreed not to take any action with respect to exercising their conversion rights or declaring the debentures to be in default through November 2000. The standstill agreement requires the
     Company, among other actions, to make payments on the debentures of $50,000 in June 2000 (completed), $25,000 in August 2000 and
     $25,000 in September 2000; timely registration of shares
     underlying the possible conversion of the debentures; and the
     Company completing the next phase of equity funding under its
     financing agreement (note 3(c)).                                  1,375,500

     8% loan, originally due August 2003, payable in monthly
     installments of approximately $4,300 secured by machinery and equipment. At April 30, 2000, the Company was in default of certain payments and the loan has been classified as a current
     liability.                                                          195,547

     8% land contract, secured by the Ford Road facility, originally payable in monthly installments of approximately $4,800,
     including principal and interest, through February 1999. At April
     30, 2000, the Company was in default of certain payments and the debt has been classified as a current liability, the interest rate has increased to 12%, and monthly installments have
     increased to approximately $ 5,400.                                  75,525

                                                                      ----------

                                                                      $3,646,572
                                                                      ==========

                                RICH COAST INC.
            Notes to Consolidated Financial statements (Continued)
                      Years Ended April 30, 2000 and 1999


9.   STOCK OPTIONS AND WARRANTS

     Options:

     The Company operates the 1995 Incentive Compensation Plan (the 1995 Plan), the 1996 Employee Stock Option and Stock Bonus Plan (the 1996 Plan), the 1997 Stock Option and Bonus Plan (the 1997 Plan) and the 1999 Stock Option Plan (the 1999 Plan). Under these plans, the Company may issue stock options and stock bonuses for shares in the capital stock of the Company to provide incentives to officers, directors, key employees and other persons who contribute to the success of the Company. The terms of the plans provide that the Company may grant incentive options to employees, with exercise prices not less than the market value of the Company's common stock at date of grant, and the Company may grant non-qualified options, with exercise prices not less than 80% of the market value of the Company's common stock at date of grant. The Company has reserved 4,650,000 shares of common stock for issuances under the plans, of which 2,416,559 are available for grant at April 30, 2000. In addition, the Company periodically issues other options and warrants.

     During the year ended April 30, 2000, the Company granted 175,000 options to employees under the 1997 plan and 100,000 options under the 1999 Plan with exercise prices of $0.125 per share. These options vest over four years and expire in 2009. During the year ended April 30, 2000 the company cancelled certain non-qualified stock options granted to two officers under the 1995 and 1996 Plans, and regranted such options as incentive stock options under the same plans and in the same amounts as the cancelled options. The regranted options expire in 2010. During the year ended April 30, 2000, the Company also repriced all other outstanding stock options at $0.125 per share. The Company did not record compensation expense related to options granted, issued or repriced as the exercise price equaled or exceeded the quoted market price of the Company's common stock at the dates of the grant. All repriced and reissued options are reflected in beginning balances in the following table:

                                               2000                       1999
                                               ----                       ----
                                                                                    Weighted
                                                                                   Average
                                          Shares    Exercise Price   Shares     Exercise Price
                                         ---------  --------------  ---------   --------------
       Outstanding, beginning of Year    1,836,878       $   0.125  2,096,504   $         0.87

       Granted                             275,000       $   0.125
       Exercised                                                     (259,626)  $         0.87
       Expired
                                         ---------                  ---------
       Outstanding, end of year          2,111,878       $   0.125  1,836,878   $         0.87
                                         =========       =========  =========   ==============

                                RICH COAST INC.
            Notes to Consolidated Financial statements (Continued)
                      Years Ended April 30, 2000 and 1999


9.   STOCK OPTIONS AND WARRANTS (continued)

     The following table summarizes information about the Company's stock options outstanding at April 30, 2000 and 1999:

                                                    Weighted
                                                     Average    Weighted                Weighted
                                                    Remaining   Average                 Average
                        Range of        Number     Contractual  Exercise    Number      Exercise
                     Exercise Prices  Outstanding     Life       Price    Exercisable    Price
                     ---------------  -----------  -----------  --------  -----------    -----
     April 30, 2000   $        0.125    2,112,000         8.03    $0.125    1,300,00    $0.125
     April 30, 1999   $0.72 - $ 2.00    1,837,000         2.50    $ 0.88    1,249,00    $ 0.85

     Had compensation expense been determined as provided in SFAS No. 123 using the Black-Sholes option-pricing model, the pro-forma effect on the Company's net loss and per share amounts would have been:


                                                   2000            1999
                                                   ----            ----

         Net loss, as reported                  $(3,134,000)    $(2,572,496)
             Net loss, pro-forma                $(3,267,000)    $(5,737,000)
             Net loss per share, as reported    $     (0.40)    $     (0.49)
         Net loss per share, proforma           $     (0.41)    $     (1.10)

     The fair value of each option grant is calculated using the following weighted average assumptions:
                                                   2000            1999
                                                   ----            ----

         Expected life (years)                        3               3
         Interest rate                             6.32%           6.28%
         Volatility                                 146%            101%
         Dividend yield                               0%              0%

     Warrants:

     At April 30, 2000 the Company had warrants to purchase 1,216,160 shares of common stock outstanding, as follows:
                                                         Number
            Expiration         Exercise Price          of Warrants
            ----------         --------------          -----------

         January 2002            $   1.00                 105,000
         July 2002               $  0.125                 211,160
         January 2006            $   0.60                 900,000
                                                        ---------
                                                        1,216,160
                                                        =========

                                RICH COAST INC.
            Notes to Consolidated Financial statements (Continued)
                      Years Ended April 30, 2000 and 1999


10.   INCOME TAXES

      At April 30, 2000, the Company's deferred tax assets are as follows:

         Operating loss carry forward              $3,600,000
         Deferred tax asset valuation allowance    (3,600,000)
                                                   ----------
         Net deferred tax assets                           --
                                                   ==========

      A deferred tax asset arising from the Company's net operating loss carry forward, has been reduced by a valuation account to zero due to uncertainties regarding the realization of the deferred assets.

      At April 30, 2000 the Company has available a net operating loss carryforward of approximately $9,800,000 which maybe used to offset future federal taxable income. A portion of the carryforward may be subject to certain limitations due to prior Company ownership changes. The net operating loss carry forwards, if not utilized, will expire from 2008 to 2020.

11.   LITIGATION

  (a) In December 1997, a complaint was filed against the Company relating to certain payments allegedly due by the Company. The Company settled the lawsuit during the year ended April 30, 2000 for $100,000.

  (b) In December 1997, a complaint was filed against the Company, in which the plaintiff claimed, among other things, breach of contract relating to an alleged loan made to the Company in 1994. During the year ended April 30, 1999, the Company accrued $50,000 as an estimate of the liability. The suit was subsequently settled for $100,000 consisting of 250,000 shares of common stock (with a market value of $50,000) and $50,000 of cash of which $12,500 has been paid. At April 30, 2000, the Company owes the defendant $37,500. This amount is to be paid in quarterly installments of $9,375 beginning September, 2000.

(c) The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse impact either individually or in the aggregate on either results of operations, financial position, or cash flows of the Company.

12.  Restatement of financial statements:

     In 1993 the Company purchased a distillation unit, with a cost of $2,024,706, for use in the clarification of sulfur. When the price of sulfur dropped in late 1993, the Company believed that the distillation unit provided an opportunity to enter in the business of removing contaminants from polluted soil, such as oily sludge. From 1993 through 1999, the Company investigated several uses for the unit, none of which proved economically feasible. No depreciation had been taken on the unit, as it had never been placed in service. During the three months ended January 31, 2000, the Company obtained an appraisal of the distillation unit, which indicated a fair value of $800,000. As a result, the Company recorded an impairment loss of $1,224,706 during the quarter ended January 31, 2000.

     Based on the history of the asset and how it was used, the Company has determined that the cost of the asset should have been recorded as research and development costs in accordance with SFAS No. 2 as early as 1993. Accordingly, the financial statements have been restated to correct this error, resulting in a decrease in the net loss and basic and diluted net loss per common share outstanding of $1,224,706 and $0.16, respectively; and an increase in the accumulated deficit of $800,000 as of April 30, 2000 and $2,024,706 as of April 30, 1999 and May 1, 1998. The restatement did not affect net loss or basic and diluted net loss per common share outstanding for the year ended April 30, 1999.

                             FINANCIAL INFORMATION

                              FINANCIAL STATEMENTS



                                RICH COAST INC.
                       Consolidated Financial Statements
                           October 31, 2000 and 1999
                                  (Unaudited)

INDEX                                                            PAGE
-----

Consolidated Financial Statements
     Consolidated Balance Sheet                                   i-2
     Consolidated Statements of Operations                        i-3
     Consolidated Statements of Cash Flows                        i-4
     Notes to Consolidated Financial Statements            i-5 to i-7

                                RICH COAST INC.
                          Consolidated Balance Sheet
                               October 31, 2000
                                  (Unaudited)

                                    Assets

Current assets:
     Cash and cash equivalents                                         $      4,653
     Accounts receivable, net of allowance for uncollectible
         accounts of $19,655                                                738,858
     Prepaid expenses                                                        16,950
                                                                       ------------
          Total current assets                                              760,461

Property and equipment, net                                               2,227,469
Patent and technology, net                                                   16,263
Deferred finance charges and deposits                                        97,701
                                                                       ------------

                                                                       $  3,101,894
                                                                       ============

Liabilities and stockholders' deficit
-------------------------------------

Current liabilities:
     Current portion of long-term debt                                 $  3,456,046
     Accounts payable and accrued liabilities                             1,214,786
     Accrued oil and waste treatment costs                                  409,204
     Accrued interest                                                     1,483,686
                                                                       ------------

          Total liabilities (all current)                                 6,563,722
                                                                       ------------

Commitments and contingencies

Stockholders' deficit:
   Preferred stock, $0.001 par value; 10,000,000 shares authorized, no shares issued
   Common stock, $0.001 par value; 100,000,000 shares authorized,
     11,939,889 issued and outstanding at October 31, 2000                   11,940
   Additional paid-in capital                                            27,906,949
   Accumulated deficit                                                  (31,380,717)
                                                                       ------------

                                                                         (3,461,828)
                                                                       ------------

                                                                       $  3,101,894
                                                                       ============

See notes to consolidated financial statements

                                RICH COAST INC.
                     Consolidated Statements of Operations
             Three and Six Months Ended October 31, 2000 and 1999
                                  (Unaudited)


------------------------------------------------------------------------------------------------------------------------------------
                                        Three Months            Ended October 31           Six Months           Ended October 31
------------------------------------------------------------------------------------------------------------------------------------
                                             2000                      1999                  2000                      1999
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
 Sales                                      $   847,899                $  715,371           $ 1,645,045                $1,319,020
                                            -----------                ----------           -----------                ----------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
 Operating expenses:
------------------------------------------------------------------------------------------------------------------------------------
 Cost of sales                                  340,731                   335,931               665,730                   603,891
------------------------------------------------------------------------------------------------------------------------------------
 General and administrative
 expenses                                       530,080                   491,780             1,162,237                 1,054,884
------------------------------------------------------------------------------------------------------------------------------------
 Sales and marketing expenses                    44,652                    32,457                87,785                    68,352
------------------------------------------------------------------------------------------------------------------------------------
 Impairment of property                               0                   169,739                     0                   169,739
------------------------------------------------------------------------------------------------------------------------------------
 Loss on sale of property                        74,558                         0                74,558                         0
------------------------------------------------------------------------------------------------------------------------------------
 Lawsuit settlement expense                           0                   100,000                     0                   150,000
                                            -----------                ----------           -----------                ----------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                990,021                 1,129,907             1,990,310                 2,046,866
                                            -----------                ----------           -----------                ----------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
 Loss from operations                           142,122                   414,536               345,265                   727,846
                                            -----------                ----------           -----------                ----------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
 Other expense:
------------------------------------------------------------------------------------------------------------------------------------
 Interest expense                             1,443,649                    81,899             1,537,120                   136,589
                                            -----------                ----------           -----------                ----------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
 Net loss                                     1,585,771                $  496,435           $ 1,882,385                $  864,435
                                            ===========                ==========           ===========                ==========
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
 Basic and diluted net loss
 Per common share outstanding
                                                  $0.14                $     0.08           $      0.17                $     0.14
                                            ===========                ==========           ===========                ==========
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
 Weighted average number of
 common shares outstanding                   11,167,063                 6,442,886            10,791,655                 6,337,482
                                            ===========                ==========           ===========                ==========
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

     See notes to consolidated financial statements.

                                RICH COAST INC.
                     Consolidated Statements of Cash Flows
                  Six Months Ended October 31, 2000 and 1999
                                  (Unaudited)


                                                           2000       1999
                                                         --------   --------
Net cash provided by operating activities               $   6,072   $ 56,876
                                                        ---------   --------

Net cash provided by (used in) investing activities:
  Proceeds from sale of property                          219,236          0
  Capital expenditures                                   (273,014)   (22,656)
                                                        ---------   --------

Net cash used in investing activities                     (53,778)   (22,656)
                                                        ---------   --------

Net cash provided by (used in) financing activities:
  (Decrease) increase in bank overdraft                         0     (5,682)
  Issuance of common stock for cash                       225,000          0
  Repayment of long-term debt                            (190,525)         0
                                                        ---------   --------

Net cash provided by (used in) financing activities        34,475     (5,682)
                                                        ---------   --------

Increase (decrease) in cash and cash equivalents          (13,231)    28,538
Cash and cash equivalents, beginning                       17,884          0
                                                        ---------   --------

Cash and cash equivalents, ending                       $   4,653   $ 28,538
                                                        =========   ========

See notes to consolidated financial statements.

                                RICH COAST INC.
                     Consolidated Statements of Cash Flows
                  Six Months Ended October 31, 2000 and 1999
                                  (Unaudited)


1.   BASIS OF PRESENTATION

     These unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. These financial statements are condensed and do not include all disclosures required for annual financial statements. The organization and business of the Company, accounting policies followed by the Company and other information are contained in the notes to the Company's audited consolidated financial statements filed as part of the Company's April 30, 2000 Form 10-KSB.

     In the opinion of the Company's management, these financial statements reflect all adjustments, including normal recurring adjustments, considered necessary to present fairly the Company's consolidated financial position at October 31, 2000 and the consolidated results of operations for the three and six months ended October 31, 2000 and 1999 and the consolidated statements of cash flows for the six months ended October 31, 2000 and 1999.

2.   CAPITAL STOCK

     (a) Authorized 100,000,000 common shares of $0.001 par value and 10,000,000 preferred shares of $0.001 par value.

     (b)  Issued during the period:


                                                                                              Price
                                                                 Number of Shares            Per Share          Amount
   Six months ended October 31, 1999
  Shares issued:
   Lawsuit settlement                                                250,000                 $  0.20           $ 50,000
     Convertible debenture (principal and
   Accrued interest)                                                 298,571                 $0.1995           $ 59,565
                                                                   ---------                                   --------
                                                                     548,571                                   $109,565
                                                                   =========                                   ========

  Six months ended October 31, 2000

  Shares issued:
     For cash                                                      1,125,000                 $  0.20           $225,000
      In exchange for renegotiated
     payment terms on senior secured note                            900,000                 $0.1562           $140,580
                                                                   ---------                                   --------
                                                                   2,025,000                                   $365,580
                                                                   =========                                   ========

                                RICH COAST INC.
                Notes to Consolidated Statements of Cash Flows
                  Six Months Ended October 31, 2000 and 1999
                                  (Unaudited)

3. SIGNIFICANT SALES CONCENTRATIONS

     The Company's customers are concentrated in the Great Lakes region, including Canada. During the six months ended October 31, 2000 and 1999, approximately 18.2% and 14.4%, respectively, of total sales arose in Canada.

4.   RESTATEMENT OF FINANCIAL STATEMENTS

     In 1993, the Company purchased a distillation unit for use in the clarification of sulfur. When the price of sulfur dropped in late 1993, the Company believed that the distillation unit provided an opportunity to enter the business of removing contaminants from polluted soil, such as oily sludge. From 1993 through 1999, the Company investigated several uses for the unit, none of which proved economically feasible. No depreciation had been taken on the unit, as it had never been placed in service, and at May 1, 1999 its carrying value was $2,024,706. In its previously issued financial statements for the year ended April 30, 2000, the Company recorded $1,224,706 of impairment losses related to the unit.

     Based on the history of the asset and how it was used, the Company has determined that the cost of the asset should have been recorded as research and development costs in accordance with SFAS No. 2 as early as 1993. Accordingly, the financial statements have been restated to correct this error, resulting in an increase in the accumulated deficit of $800,000 as of July 31, 2000. The restatement did not effect net loss or basic and diluted net loss per common share outstanding for the six months ended October 31, 2000 and 1999.

5.   8% CONVERTIBLE DEBENTURES

     At October 31, 2000, the Company had outstanding $1,275,500 of 8% convertible debentures, secured by property and equipment and other assets. The debentures, penalties and accrued interest may be converted at the option of the holder at any time into common stock at a price per share equal to the lesser of the closing bid price of the shares at the date of issuance of the debentures or 75% of the five day average closing bid price for the five trading days immediately preceding the conversion date. The debentures were originally due in June 2003; however, during the fiscal year ended April 30, 1999, the Company was not in compliance with certain covenants of the debentures. The Company and the holders of the debentures entered into a standstill agreement whereby the debenture holders agreed not to take any action with respect to exercising their conversion rights or declaring the debentures to be in default through November 2000. In return, the standstill agreement required the Company, among other actions, to make payments on the debentures of $50,000 in June 2000 and $25,000 each in August and September 2000; effect a timely registration of the shares underlying the possible conversion of the debentures, and to complete $2,000,000 of funding. If the Company were to meet all of the required conditions of the standstill agreement, neither penalties nor penalty interest would be due on the debentures. During 1999 and 2000, the Company made the debenture payments required by the standstill agreement, began the process of registration of the shares underlying the possible conversion of the debentures and entered into an agreement with an investment banker to provide up to $2,000,000 of either equity or debt financing. During the year ended April 30, 2000, $600,000 of equity financing was provided in exchange for the issuance of 3,000,000 shares of common stock. An additional $225,000 was received in June 2000 in exchange for the issuance of 1,125,000 shares of common stock. However, during the quarter ended October 31, 2000, management determined that it was no longer probable that the Company would be able to complete the remaining funding under its agreement with the investment banker by November 2000. Therefore, the standstill agreement expired in November 2000.

                                RICH COAST INC.
                Notes to Consolidated Statements of Cash Flows
                  Six Months Ended October 31, 2000 and 1999
                                  (Unaudited)

     As a result of the foregoing, penalties and interest of $1,214,350 became due on November 1, 2000 and are charged to interest expense during the three months ended October 31, 2000. Penalties of 2% per month on the outstanding principal balance will continue to accrue and penalty interest on the debentures will remain at 20% until such time as the shares underlying the possible conversion are registered. Management is currently negotiating with the debenture holders concerning possible modifications of the penalties and increased interest. Management has also continued negotiations with the investment bankers and they have agreed to provide an additional $175,000 of funds to the Company in December 2000, in exchange for the issuance of 1,944,444 shares of common stock.

6. SHARE ISSUANCE

     During the quarter ended October 31, 2000, the Company issued 900,000 shares of common stock to the holder of the Company's $2,000,000 10% senior secured note. The shares were issued in exchange for the holders of the note agreeing to the modification of the note's repayment terms and in exchange for the warrants to purchase 900,000 shares of common stock issued to the note holder at the time of the note's issuance.

     The shares were valued at $0.1562, which was the market price per share on the date of the agreement. The resulting $140,580 of expense has been charged to interest during the quarter ended October 31, 2000.

________________________________________________________________________________


We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of its date.

Dealer Prospectus Delivery Obligation:

     Until ______________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                               RICH COAST, INC.




                       __________ SHARES OF COMMON STOCK





                                 _____________

                                  PROSPECTUS
                                 _____________





                            _____________, 2001

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers
          -----------------------------------------

     The Company's Articles of Incorporation provide that the Company shall indemnify any officer, employee, agent or director against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or expense), incurred in a proceeding (including any civil, criminal or investigative proceeding) to which the person was a party by reason of such status. Such indemnity may be provided if the person's actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in the Company's best interest with respect to actions taken in the person's official capacity; (iii) were reasonably believed not to be opposed to the Company's best interest with respect to other actions; and (iv) with respect to any criminal action, the director had no reasonable grounds to believe the actions were unlawful. Unless the person is successful upon the merits in such an action, indemnification may generally be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the shareholders that the applicable standard of conduct was met by the director to be indemnified.

     A director, employee, agent, or officer who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party, is entitled to receive indemnification against reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. In addition, a corporation may indemnify or advance expenses to an officer, employee or agent who is not a director to a greater extent than permitted for indemnification of directors, if consistent with law and if provided for by its articles of incorporation, bylaws, resolution of its shareholders or directors or in a contract.

Item 25.  Other Expenses of Issuance and Distribution
          -------------------------------------------

     Expenses payable by the Company in connection with the issuance and distribution of the securities being registered hereby are as follows. Selling shareholders will be required to pay transfer tax and fees, if any, upon sale of their shares.

          SEC Registration Fee.............  $ 1,786.00
          NASD Filing Fee..................  $        0
          Accounting Fees and Expenses.....  $10,000.00*
          Legal Fees and Expenses..........  $43,000.00*
          Blue Sky Fees and Expenses.......  $        0
          Broker Commission................  $        0
          Printing, Freight and Engraving..  $        0
          Miscellaneous....................  $ 2,000.00*
               Total.......................  $56,786.00
                                             ==========
     ______________
     *Estimates only.

Item 26.  Recent Sales of Unregistered Securities
          ---------------------------------------

     The following is information as to all securities of the Company sold by the Company within the past three years that were not registered under the Securities Act of 1933 (the "Act").

     On June 11, 1997, the Company issued 100,000 shares for forbearance from exercising certain rights and remedies by the holder of a 10% Senior Secured
Note in the principal amount of $2,000,000. The shares were issued in reliance on Section 4(2) of the Act and Rule 506 promulgated thereunder because it was an offer to only one purchaser who was an accredited investor.

     On October 15, 1997, the Company sold 521,198 of its Common Stock to William McCullagh in cancellation of a loan from him to the Company in the principal amount of $100,000 plus cancellation of accrued interest in the amount of $4,239.58. The shares were issued in an off shore transaction intended to be exempt from registration under Regulation S promulgated under the Act.

     From late 1997 to early 1998, the Company issued an aggregate principal amount of $697,000 of 10% 18 month convertible promissory notes in a private placement to accredited investors only in reliance on Section 4(2) of the Act and Rule 506 promulgated thereunder.

     On December 5, 1997, the Company sold an additional 200,000 shares of its Common Stock to Mr. McCullagh for $50,000 in an off shore transaction intended to be exempt from registration under Regulation S promulgated under the Act.

     On January 26, 1998, February 20, 1998 and April 23, 1998 the Company issued an aggregate of 111,768 shares as accrued interest for the calendar quarters ended September 30, 1997, December 31, 1997 and March 31, 1998 on the Company's outstanding 10% 18-Month Convertible Promissory Notes. The shares were issued in reliance on Section 4(2) of the Securities Act and Rule 506 promulgated thereunder since the shares were issued in connection with the private placement of the 10% Notes relying on the same exemption and the investment decision to take shares in lieu of cash interest payments was made at the time the 10% Notes were purchased.

     On February 28, 1998 (100,000 shares), March 2, 1998 (110,000 shares),
April 1, 1998 (50,000 shares) and April 17, 1998 (50,000 shares) options were exercised at $0.25 per share (February and March exercises) and $0.18 per share (April exercises), and an aggregate of 310,000 shares were issued, all in reliance on Section 4(2) of the Act.

     On April 9, 1998 (100,000 shares), April 15, 1998 (100,000 shares) and
April 16, 1998 (130,000 shares) warrants were exercised at $0.25 per share and an aggregate of 330,000 share were issued, all in reliance on Section 4(2) of the Act.

     In June 1998, the Company issued 8% Convertible Debentures (aggregate principal amount $1,500,000) to accredited investors only in a private placement in reliance on Section 4(2) of the Act and Rule 506 promulgated thereunder. The Company also issued a finder's fee in connection with this transaction in the form of warrants to purchase 60,000 shares of the Company's common stock, exercisable at $2.50 per share.

     From July 1998 through December 1998, the Company issued an aggregate of 1,087,798 shares for accrued interest and conversion of principal on the Company's outstanding 10% 18-Month Convertible Promissory Notes. The shares were issued in reliance on Section 4(2) of the Act and Rule 506 promulgated thereunder since the shares were issued in connection with the private placement of the 10% Notes relying on the same exemption and the investment decision to take shares in lieu of cash payments was made at the time the 10% Notes were purchased.

     On May 31, 1999, the Company issued 250,000 shares of its common stock (with a market value of $50,000) to Comer Holdings as part of the settlement of a lawsuit. These shares were issued in reliance on Rule 506 and Section 4(2) of the Securities Act of 1933 (the "Act").

     In September 1999, an aggregate of 298,571 shares of common stock were issued to holders of 8% Convertible Debentures for conversion of principal ($54,000) and accrued interest ($5,065). These shares were issued in reliance on Rule 506 and Section 4(2) of the Act.

     In November 1999, the Company issued 300,000 shares to S.B. Fletcher Consulting, Inc., a consulting entity, for services rendered over the past year, valued at $45,000, in mediating discussions with holders of the Company's 8% Convertible Debentures. These shares were issued in reliance on Section 4(2) of the Act.

     In November and December 1999, the Company issued an aggregate of 2,550,000 shares to Frippoma S.A. for an aggregate investment of $510,000 (or $0.20 per share) in a private placement under Section 4(2), Rule 506 and Regulation S of the Act.

     In December 1999, the Company issued 450,000 shares to Strauss Holding Ltd., for an investment of $90,000. These shares were issued in reliance on
Section 4(2), Rule 506 and Regulation S of the Act.

     In June 2000, the Company issued an aggregate of 1,125,000 shares to Banco di Desioedella Brianza, for an investment of $225,000. These shares were issued in reliance on Section 4(2), Rule 506 and Regulation S of the Act.

     In September 2000, the Company issued 897,750 restricted shares to Alan Moore and 2,250 restricted shares to Jerry Trojan under the loan modification agreement with Red Oak Capital Partners. These shares were issued in reliance on Section 4(2) of the Act.

     The Company issued 900,000 shares of common stock to the holders of the 10% senior secured note on October 18, 2000 in connection with the renegotiation of payment terms. No commissions were paid on the transaction. The shares were issued in reliance on Section 4(2) of the Securities Act of 1933.

Item 27.  Exhibits
          --------

     The following is a list of all exhibits filed as part of this Registration
Statement:

Exhibit No.       Description and Method of Filing
----------        --------------------------------
3.1.1             Articles of Incorporation. (1)

3.1.2             Articles of Amendment.  Previously filed.

3.2               Bylaws.  (1)

5.1               Opinion of Perkins Coie LLP on legality.  To be filed by amendment.

10.1              Contract for Sale of Ford Road property.  Previously filed.

10.2              Employment Contract between the Company and Robert W. Truxell (Exhibit 1 to the
                  Agreement of Merger dated October 31, 1995). (2)

10.3              Employment Contract between the Company and James P. Fagan (Exhibit 2 to the
                  Agreement of Merger dated October 31, 1995). (2)

10.4              1995 Incentive Compensation Plan.  (3)

10.5              1996 Employee Stock Option and Bonus Plan, as amended.  (4)

10.6              1997 Stock Option and Stock Bonus Plan.  (5)

10.7              1999 Stock Option Plan.  Previously filed.

10.8.1            Standstill Agreement with Debenture Holders.  Previously filed.

10.8.2            Addendum to Standstill Agreement with Debenture Holders.  Previously filed.

10.9              Loan Modification Agreement with 10% Note Holder.  Previously filed.

10.10             Amendment to Debentures.  Filed herewith.

21.1              Subsidiaries of the Registrant.  Previously filed.

23.1              Consent of Smythe Ratcliffe, Chartered Accountants.  Filed herewith.

23.2              Consent of Perkins Coie LLP.  To be filed by amendment.

23.3              Consent of Gelfond Hochstadt Pangburn, P.C.  Filed herewith.

24.1              Power of Attorney.  Included as part of signature page.

27.1              Financial Data Schedule for the Year Ended April 30, 2000.  Filed herewith.

27.2              Financial Data Schedule for the Six Months Ended October 31, 2000.  Filed herewith.

___________________
(1) Incorporated by reference from Registration Statement on Form S-4, File No. 333-6099, effective August 7, 1996.

(2)  Incorporated by reference to the Company's Form 8-K dated November 16,
1995.
(3) Incorporated by reference from the Company's Registration Statement on Form S-8, File No. 333-41443.
(4) Incorporated by reference from the Company's Registration Statement on Form S-8, File No. 333-50763.
(5) Incorporated by reference from the Company's Registration Statement on Form S-8, File No. 333-56275.


Schedules
---------

     Schedules are omitted as the information is not required or not applicable, or the required information is shown in the financial statements or notes thereto.

Item 28.  Undertakings
          ------------

     The undersigned small business issuer will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     The small business issuer will provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned small business issuer will:

     (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Amendment No. 7 to Form S-3 on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Dearborn, Michigan on January 24, 2001.

                                    RICH COAST, INC.


                                       /s/ Robert W. Truxell
                                    --------------------------------------------
                                    Robert W. Truxell, Chairman of the Board and
Secretary



     KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and/or directors of Rich Coast Inc., by virtue of their signatures appearing below, hereby constitute and appoint James P. Fagan and/or Robert W. Truxell, or either of them, with full power of substitution, as attorney-in-fact in their names, places and steads to execute any and all amendments to this Amendment No. 7 to Form S-3 on Form SB-2 in capacities set forth opposite their names on the signature page thereof and hereby ratify all that said attorneys-in-fact or either of them may do by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                        Title                                        Date
---------                        -----                                        ----
/s/ Robert W. Truxell            Chairman of the Board of Directors             January 24, 2001
---------------------            and Secretary
Robert W. Truxell

/s/ James P. Fagan               President, Chief Executive Officer             January 24, 2001
------------------               and Director
James P. Fagan

/s/ George P. Nassos             Director                                       January 24, 2001
--------------------
George P. Nassos

/s/ Michael R. Fugler            Director                                       January 24, 2001
---------------------
Michael R. Fugler

/s/ Michael Grujicich            Chief Financial and Accounting                 January 24, 2001
---------------------            Officer and Treasurer
Michael Grujicich

                                 EXHIBIT INDEX

Exhibit No.    Description and Method of Filing
-----------    --------------------------------

3.1.1          Articles of Incorporation. (1)

3.1.2          Articles of Amendment.  Previously filed.

3.2            Bylaws.  (1)

5.1 Opinion of Perkins Coie LLP on legality. To be filed by amendment.

10.1           Contract for Sale of Ford Road property. Previously filed.

10.2 Employment Contract between the Company and Robert W. Truxell (Exhibit 1 to the Agreement of Merger dated October 31, 1995).
               (2)

10.3 Employment Contract between the Company and James P. Fagan (Exhibit 2 to the Agreement of Merger dated October 31, 1995).
               (2)

10.4           1995 Incentive Compensation Plan.  (3)

10.5           1996 Employee Stock Option and Bonus Plan, as amended.  (4)

10.6           1997 Stock Option and Stock Bonus Plan.  (5)

10.7           1999 Stock Option Plan.  Previously filed.


10.8.1         Standstill Agreement with Debenture Holders. Previously filed.

10.8.2         Addendum to Standstill Agreement with Debenture Holders.
               Previously filed.

10.9 Loan Modification Agreement with 10% Note Holder. Previously filed.

10.10          Amendment to Debentures.  Filed herewith.

21.1               Subsidiaries of the Registrant.  Previously filed.

23.1               Consent of Smythe Ratcliffe, Chartered Accountants. Filed
               herewith.

23.2           Consent of Perkins Coie LLP.  To be filed by amendment.

23.3               Consent of Gelfond Hochstadt Pangburn, P.C. Filed
               herewith.

24.1           Power of Attorney.  Included as part of signature page.

27.1           Financial Data Schedule for the Year Ended April 30, 2000.

27.2               Financial Data Schedule for the Six Months Ended October 31,
               2000. Filed herewith.

_________________
(1) Incorporated by reference from Registration Statement on Form S-4, File No. 333-6099, effective August 7, 1996.
(2)  Incorporated by reference to the Company's Form 8-K dated November 16,
     1995.
(3) Incorporated by reference from the Company's Registration Statement on Form S-8, File No. 333-41443.
(4) Incorporated by reference from the Company's Registration Statement on Form S-8, File No. 333-50763.
(5) Incorporated by reference from the Company's Registration Statement on Form S-8, File No. 333-56275.